Exhibit 10.1

SECOND AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER

by and between

POLARIS ACQUISITION CORP. (“Parent”)

and

HUGHES TELEMATICS, INC. (“Company”)

____________________

Dated March 12, 2009
____________________

ARTICLE IX

GENERAL PROVISIONS

Section 9.1	Assignment	53
Section 9.2	Parties in Interest	53
Section 9.3	Amendment	53
Section 9.4	Waiver; Remedies	54
Section 9.5	Expenses	54
Section 9.6	Notices	54
Section 9.7	Entire Agreement	55
Section 9.8	Severability	55
Section 9.9	Consent to Jurisdiction	55
Section 9.10	Exhibits and Schedules; Disclosure	56
Section 9.11	Governing Law	56
Section 9.12	Counterparts	56
Section 9.13	Specific Performance	56
Section 9.14	Rules of Construction	57

EXHIBITS
Exhibit A	– Definitions
Exhibit B	– Form of Amended and Restated Certificate of Incorporation of Parent
Exhibit C	– Form of Amended and Restated Bylaws of Parent
Exhibit D	– Post-Closing Directors and Officers
Exhibit E	– Advisor List
Exhibit F	– Amended Term Sheet for Parent Shareholders’ Agreement
Exhibit G	– Amended Reorganization Actions
Exhibit H	– Form of Working Capital Certificate
Exhibit I	– Form of Proceeds Shares Certificate

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AGREEMENT AND PLAN OF MERGER

     SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of March 12, 2009 (this “Agreement”), by and between Polaris Acquisition Corp., a Delaware corporation (“Parent”), and Hughes Telematics, Inc., a Delaware corporation (the “Company”).

     This Agreement amends and restates the Amended and Restated Agreement and Plan of Merger, dated as of November 10, 2008 (the “Existing Agreement”), by and between Parent and the Company.

WITNESSETH:

     WHEREAS, the Parent Board of Directors and the Company Board of Directors have determined that it is in the best interest of their respective companies and their shareholders to consummate the business combination transaction provided for in this Agreement and approved the transactions set forth herein pursuant to which the Company will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Parent (the “Merger”), with Parent continuing as the surviving corporation in the Merger (sometimes referred to in this capacity as the “Surviving Corporation”); and

     WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

     WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent’s willingness to enter into this Agreement, the Company, Parent and certain of the holders of Company Common Stock and other equity securities of the Company (the “Company Equityholders”) are entering into a Second Amended and Restated Support and Reorganization Agreement (the “Second Amended and Restated Company Support Agreement”); and

     WHEREAS, the Company intends to issue and sell shares of Series B Convertible Preferred Stock of the Company, par value $0.01 per share (the “Series B Convertible Preferred Stock”), for an aggregate purchase price of $50,000,000 (the “Company Series B Preferred Stock”) to institutional investors (the “Series B Preferred Holders”); and

     WHEREAS, the parties desire to amend and restate the Existing Agreement in its entirety pursuant to Section 9.3 of the Existing Agreement, to, among other things, provide for the exchange rights of the Company Series B Preferred Stock and certain other rights and obligations of the Series B Preferred Holders; and

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I DEFINITIONS

     Section 1.1    Defined Terms. Capitalized terms used in this Agreement, the Exhibits and Schedules to this Agreement, the Parent Disclosure Statement and the Company Disclosure Statement shall have the meanings specified in Exhibit A.

     Section 1.2    Rules of Construction. The rules of construction specified in Section 9.14 hereof shall apply to this Agreement, the Exhibits and Schedules to this Agreement, the Parent Disclosure Statement and the Company Disclosure Statement.

ARTICLE II THE MERGER

     Section 2.1    The Merger. At the Effective Time (as defined in Section 2.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, the Company shall be merged with and into Parent, the separate corporate existence of the Company shall cease and Parent shall continue as the surviving corporation and shall succeed to assume all the property, rights, privileges, powers and franchises of the Company in accordance with the DGCL; provided, however, Parent and the Company may mutually agree that, immediately prior to the merger described above, a newly formed wholly-owned corporate subsidiary of Parent shall be merged with and into the Company, and the Company shall be the surviving corporation of such reverse subsidiary merger.

     Section 2.2    Effective Time. Subject to the terms and conditions of this Agreement, as soon as practicable on the Closing Date (as defined below), each of Parent and the Company shall cause the Merger to be consummated by filing a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the “Certificate of Merger”), with the Secretary of State of the State of Delaware and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as shall be agreed upon by the Company and Parent and specified in the Certificate of Merger, which date shall be not more than five (5) days after the date the Certificate of Merger is received for filing. The time at which the Merger becomes effective is referred to herein as the “Effective Time.”

     Section 2.3    Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 10:00 a.m., local time, on a date to be specified by the Company and Parent (the “Closing Date”) which shall be no later than the third Business Day after the satisfaction or waiver (to the extent

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permitted by applicable Law) of the conditions set forth in Article III (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date or time as the Company and Parent hereto agree in writing.

     Section 2.4    Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 251 of the DGCL.

     Section 2.5    Organizational Documents; Governance.

               (a)       Certificate of Incorporation; Bylaws. The Certificate of Incorporation of Parent (as amended prior to the Effective Time as contemplated by this Agreement in the form as set forth on Exhibit B hereto), as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation from and after the Effective Time until thereafter amended. The Bylaws of Parent (as amended prior to the Effective Time as contemplated by this Agreement in the form as set forth on Exhibit C hereto), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation from and after the Effective Time until thereafter amended.

               (b)       Board of Directors; Officers. At or prior to the Effective Time, the Parent Board of Directors shall cause the number of directors that will comprise the full Parent Board of Directors at or immediately prior to the Effective Time (and the Surviving Corporation, at and after the Effective Time) to be nine. Parent and the Company shall use their respective reasonable best efforts to cause (i) the members of the board of directors of the Surviving Corporation at the Effective Time to consist of the persons listed as directors on Exhibit D hereto and (ii) the officers of the Surviving Corporation at the Effective Time to consist of the persons listed as officers on Exhibit D hereto.

     Section 2.6    Effect on Capital Stock and Additional Share Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holder of any of the following securities:

               (a)       Each share of common stock, $0.0001 par value, of Parent (the “Parent Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

               (b)       All shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time that are owned directly by the Company shall be cancelled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

               (c)       Other than the shares cancelled pursuant to Section 2.6(b) and any shares owned by Company Stockholders properly exercising appraisal rights pursuant to Section 262 of the DGCL (“Section 262”) (which shares shall have the rights as provided in Section 2.6(i)), subject to Section 2.6(f), (1) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive, subject to Section 2.6(d), a number of fully paid and non-assessable shares of Parent Common Stock equal to the Common Exchange Ratio (the “Per Share Common Merger Consideration”

and, the aggregate of such shares of Parent Common Stock referred to as the “Common Transaction Shares”) and (2) each share of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive, subject to Section 2.6(d), a number of fully paid and non-assessable shares of Parent Common Stock equal to the Preferred Exchange Ratio plus Preferred Working Capital Shortfall Shares, if any, (the “Per Share Preferred Merger Consideration” and, the aggregate of all such shares of Parent Common Stock referred to as the “Preferred Transaction Shares” and, the Preferred Transaction Shares together with the Common Transaction Shares referred to as the “Transaction Shares”); provided that, a portion of the Transaction Shares shall be designated as “Escrowed Earnout Shares” in accordance with section 2.6(d) hereof. For the sake of clarity, the parties acknowledge and agree that each share of Series A Preferred Stock of the Company, par value $0.01 per share (the “Series A Preferred Stock”), issued and outstanding as of the date of this Agreement will be directly or indirectly exchanged for shares of Company Common Stock immediately prior to the Closing such that there will be no shares of Series A Preferred Stock issued and outstanding as of the Effective Time.

               (d)       Such number of the Common Transaction Shares as shall equal 7.5% of the Transaction Shares shall be deposited into escrow to satisfy the indemnity set forth in Article VII hereof in accordance with Section 2.10 hereof. In addition, Parent shall deposit the Escrowed Earnout Shares with the Escrow Agent, which shares shall consist of three tranches, the first of which shall consist of 40% of the Common Escrowed Earnout Shares and 40% of the Preferred Escrowed Earnout Shares (the “First Tranche”), the second of which shall consist of 30% of the Common Escrowed Earnout Shares and 30% of the Preferred Escrowed Earnout Shares (the “Second Tranche”) and the third of which shall consist of 30% of the Common Escrowed Earnout Shares and 30% of the Preferred Escrowed Earnout Shares (the “Third Tranche” and each of the First Tranche, Second Tranche and Third Tranche are referred to as a “Tranche”), which may be released to the Company Stockholders or cancelled in accordance with Section 2.8. The Company’s Stockholders right to receive the Escrowed Earnout Shares shall be contingent upon the satisfaction of the Targets set forth in Section 2.8 hereof in accordance with Section 2.8 hereof. Section 2.6(d) of the Company Disclosure Statement sets forth, as of the date hereof, the allocation of Transaction Shares (including the Escrowed Earnout Shares) among all of the holders of Company Stock (the “Company Stockholders”) immediately prior to the Effective Time, after giving effect to the Reorganization Actions (and shall also set forth the allocation of Transaction Shares assuming the shares of Company Series B Preferred Stock are not converted prior to the Effective Time). Section 2.6(d) of the Company Disclosure Statement may be revised, if necessary, at least 48 hours prior to the Effective Time pursuant to Section 6.17 hereof, provided, however, notwithstanding anything in this Agreement to the contrary, Section 2.6(d) of the Company Disclosure Statement shall, at all relevant times, reflect that (y) the Preferred Escrowed Earnout Shares shall be included in each of the Tranches in the same relative proportion as Common Escrowed Earnout Shares are so included (i.e., the First Tranche, Second Tranche and Third Tranche shall consist of 40%, 30% and 30%, respectively, of the Preferred Escrowed Earnout Shares and the Common Escrowed Earnout Shares), and (z) none of the Preferred Transaction Shares shall constitute Escrowed Indemnity Shares. No Transaction Shares shall be issued, released or delivered to any Company Stockholder unless such Person shall have made to Parent in writing reasonable and customary investor representations.

               (e)       Each share of Company Common Stock and Company Series B Preferred Stock converted pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and the certificates previously representing such shares of Company Common Stock and Company Series B Preferred Stock, respectively (the “Company Certificates”) shall thereafter represent solely the right to receive the Per Share Common Merger Consideration and the Per Share Preferred Merger Consideration, respectively, subject to the conditions set forth in this Article II and the Escrow Agreement.

               (f)       No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, and each holder of shares of Company Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock which such holder would otherwise receive) shall, upon compliance with Section 2.9 hereof, receive from Parent, in lieu of such fractional share, an amount in cash without interest thereon equal to the product of (i) such fraction multiplied by (ii) the volume-weighted average price of one share of Parent Common Stock, as reported by Bloomberg, L.P., on the last trading day prior to the Effective Time.

               (g)       Upon and subject to the conditions set forth in this Agreement, at the Effective Time, each Company Option granted under the Company Stock Plan and outstanding immediately prior to the Effective Time shall be converted into an option (each, a “Converted Option”) to acquire a number of shares of Parent Common Stock (“Converted Option Shares”) equal to the product of (x) the aggregate number of shares of Company Common Stock that would have been issuable upon the exercise of such Company Option for cash immediately prior to the Effective Time multiplied by (y) the Common Exchange Ratio, rounded down to the nearest whole share. Converted Options representing the Common Applicable Percentage of Converted Option Shares (rounded down to the nearest whole share) shall be designated as “Earnout Options” and all remaining Converted Options shall be designated as “Transaction Options.” The Earnout Options shall be further divided into three separate sub-categories, the first of which shall consist of Earnout Options in respect of 40% of the total number of Converted Option Shares applicable to Earnout Options (the “First Tranche Earnout Options”), the second of which shall consist of Earnout Options in respect of 30% of the total number of Converted Option Shares applicable to Earnout Options (the “Second Tranche Earnout Options”) and the third of which shall consist of Earnout Options in respect of 30% of the total number of Converted Option Shares applicable to Earnout Options (the “Third Tranche Earnout Options”), as follows (it being understood that each category of Earnout Options shall consist of whole shares so that the three categories may not pertain exactly to the percentages set forth above but shall be as close to such percentages as possible; provided that the total number of shares of First Tranche Earnout Options, Second Tranche Earnout Options and Third Tranche Earnout Options shall equal 100% of the Earnout Options as calculated in accordance with this Section 2.6(g)): (A) the First Tranche Earnout Options shall be exercisable only if (i) they are otherwise exercisable pursuant to the vesting and other terms and conditions of the Company Option (except as set forth in Section 2.6(g) of the Company Disclosure Statement) and (ii) the First Target Shares are released to Company Stockholders pursuant to Section 2.8, (B) the Second Tranche Earnout Options shall be exercisable only if (i) they are otherwise exercisable pursuant to the vesting and other terms and conditions of the Company Option (except as set forth in Section 2.6(g) of the Company Disclosure Statement) and (ii) the Second Target Shares are released to Company Stockholders pursuant to Section 2.8 and (C) the Third Tranche Earnout Options shall be

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exercisable only if (i) they are otherwise exercisable pursuant to the vesting and other terms and conditions of the Company Option (except as set forth in Section 2.6(g) of the Company Disclosure Statement) and (ii) the Third Target Shares are released to Company Stockholders pursuant to Section 2.8. If any Tranche of Escrowed Earnout Shares is cancelled, the category of Earnout Options that would otherwise become exercisable upon the release of such Escrowed Earnout Shares shall also be cancelled at such time. The per share exercise price of each Converted Option rounded up to the nearest whole cent shall be the same as the per share exercise price of the related Company Option divided by the Common Exchange Ratio. Section 2.6(g) of the Company Disclosure Statement sets forth the allocation of the Converted Options, by category, among all holders of Company Options as of the date of this Agreement. Section 2.6(g) of the Company Disclosure Statement may be revised, if necessary, at least 48 hours prior to the Effective Time. Except as set forth above, each Converted Option shall be on the same terms and conditions (including vesting conditions) as the applicable Company Option it replaces. Prior to the Effective Time, Parent, the Company, the Company Board of Directors and the compensation committee of the Company Board of Directors, as applicable, shall take all actions necessary to effectuate the provisions of this Section 2.6(g) .

               (h)       As soon as practicable following the Closing Date, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to all of the Converted Option Shares and shall use its commercially reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any such Converted Options remain outstanding.

               (i)       Notwithstanding anything in this Agreement to the contrary, the shares of Company Stock issued and outstanding immediately prior to the Effective Time that are held by any Company Stockholder that is entitled to demand and properly demands appraisal of shares of Company Stock pursuant to, and complies in all respects with, the provisions of Section 262 (the “Appraisal Shares”) shall not be converted into the right to receive the Transaction Shares as provided in (but subject to) this Article II, but, instead, such Company Stockholder shall be entitled to such rights (but only such rights) as are granted by Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and automatically shall be cancelled and shall cease to exist, and, except as otherwise provided by Laws, each holder of Appraisal Shares shall cease to have any rights with respect to the Appraisal Shares, other than such rights as are granted by Section 262. Notwithstanding the foregoing, if any such Company Stockholder shall fail to validly perfect or shall otherwise waive, withdraw or lose the right to appraisal under Section 262 or if a court of competent jurisdiction shall determine that such Company Stockholder is not entitled to the relief provided by Section 262, then the rights of such Company Stockholder under Section 262 shall cease, and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Transaction Shares as provided in (but subject to) this Article II. The Company shall give prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, and Parent shall have the opportunity to reasonably participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

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     Section 2.7    Reorganization Actions.

               (a)       Prior to the Closing (and no later than immediately prior to the Effective Time), the Company shall cause (and the Company Equityholders who are party to the Second Amended and Restated Company Support Agreement shall cause, pursuant to the Second Amended and Restated Company Support Agreement) the actions set forth on Exhibit G (the “Reorganization Actions”) to take effect.

     Section 2.8    Earnout.

               (a)       On the Closing Date, Parent shall deposit all of the Escrowed Earnout Shares with the Escrow Agent, to be held in an escrow account for the purpose of distributing such shares to the Company Stockholders upon the achievement of certain targets, as described in this Section 2.8, provided that such number of the Common Escrowed Earnout Shares as shall equal 7.5% of the Escrowed Earnout Shares shall be part of the Escrowed Indemnity Shares and placed in a separate escrow account in satisfaction of the indemnity set forth in Article VII hereof in accordance with Section 2.10 hereof. The Escrowed Earnout Shares shall be allocated to the Company Stockholders in accordance with Section 2.6(d) of the Company Disclosure Statement and in accordance with the terms and conditions of this Section 2.8 and an agreement to be entered into at the Closing between Parent, the Escrow Representative, and Continental Stock Transfer & Trust Company (the “Escrow Agent”) (or another escrow agent mutually agreed to by Parent and the Company), in customary form and substance as reasonably agreed to by Parent and the Company (the “Escrow Agreement”).

               (b)       On the Closing Date, the Sponsors shall deposit 1,250,000 shares of Parent Common Stock (the “Escrowed Sponsor Earnout Shares”) as set forth in Section 2.8(b) of the Parent Disclosure Statement with the Escrow Agent, to be held in an escrow account for the purpose of distributing such shares to the Sponsors upon the achievement of the First Target (as defined in Section 2.8(c)) . The Escrowed Sponsor Earnout Shares shall be allocated to the Sponsors in accordance with Section 2.8(b) of the Parent Disclosure Statement and in accordance with the terms and conditions of this Section 2.8.

               (c)       Subject to Section 2.8(f) hereof, if between the first and the fifth anniversaries of the Closing Date, the Share Price of Parent Common Stock equals or exceeds $20.00 per share (the “First Target”) for 20 trading days within any 30 trading day period, then within ten Business Days after the achievement of such target, Parent and the Escrow Representative shall instruct the Escrow Agent to release (i) the First Tranche of Common Escrowed Earnout Shares (which amount may be reduced by up to such number of the Common Escrowed Earnout Shares as shall equal 7.5% of the Escrowed Earnout Shares (the “First Target Indemnity Shares”) pursuant to Article VII hereof and the Escrow Agreement) and the First Tranche of the Preferred Escrowed Earnout Shares, which shares shall be allocated to the Company Stockholders in accordance with Section 2.6(d) hereof and Section 2.6(d) of the Company Disclosure Statement (the “First Target Shares”) and (ii) the Escrowed Sponsor Earnout Shares, which shares shall be allocated to the Sponsors in accordance with Section 2.8(b) of the Parent Disclosure Statement. If the First Target has not been achieved for such 20 trading days during the four-year period referenced in this Section 2.8(c), the First Target Shares and the Escrowed Sponsor Earnout Shares shall no longer be outstanding and shall be cancelled.

               (d)       Subject to Section 2.8(f) hereof, if between the second and the fifth anniversaries of the Closing Date, the Share Price of Parent Common Stock equals or exceeds $24.50 per share (the “Second Target”) for 20 trading days within any 30 trading day period, then within ten Business Days after the achievement of such target, Parent and the Escrow Representative shall instruct the Escrow Agent to release the Second Tranche of Common Escrowed Earnout Shares (which amount may be reduced by up to such number of Common Escrowed Earnout shares as shall equal 7.5% of the Escrowed Earnout Shares (the “Second Target Indemnity Shares”) pursuant to Article VII hereof and the Escrow Agreement) and the Second Tranche of the Preferred Escrowed Earnout Shares, which shares shall be allocated to the Company Stockholders in accordance with Section 2.6(d) hereof and Section 2.6(d) of the Company Disclosure Statement (the “Second Target Shares”). If the Second Target has not been achieved for such 20 trading days during the three-year period referenced in this Section 2.8(d), the Second Target Shares shall no longer be outstanding and shall be cancelled.

               (e)       Subject to Section 2.8(f) hereof, if between the third and the fifth anniversaries of the Closing Date, the Share Price of Parent Common Stock equals or exceeds $30.50 per share (the “Third Target”) for 20 trading days within any 30 trading day period, then within ten Business Days after the achievement of such target, Parent and the Escrow Representative shall instruct the Escrow Agent to release the Third Tranche of Common Escrowed Earnout Shares (which amount may be reduced by up to such number of the Common Escrowed Earnout Shares a shall equal 7.5% of the Escrowed Earnout Shares (the “Third Target Indemnity Shares”) pursuant to Article VII hereof and the Escrow Agreement) and the Third Tranche of the Preferred Escrowed Earnout Shares, which shares shall be allocated to the Company Stockholders in accordance with Section 2.6(d) hereof and Section 2.6(d) of the Company Disclosure Statement (the “Third Target Shares”). If the Third Target has not been achieved for such 20 trading days during the two-year period referenced in this Section 2.8(e), the Third Target Shares shall no longer be outstanding and shall be cancelled.

               (f)       In the event of a Change of Control or Reorganization Event, any Escrowed Earnout Shares and Escrowed Sponsor Earnout Shares remaining in the escrow account and not theretofore cancelled shall be released or cancelled as follows: (i) to the extent that the Change of Control or Reorganization Event Consideration exceeds the First Target, any First Target Shares and Escrowed Sponsor Earnout Shares shall be released, (ii) to the extent that the Change of Control or Reorganization Event Consideration exceeds the Second Target, any Second Target Shares shall be released, and (iii) to the extent that the Change of Control or Reorganization Event Consideration exceeds the Third Target, any Third Target Shares shall be released. To the extent that the Change of Control or Reorganization Event Consideration does not exceed any given Target, the Target Shares with respect to such Tranche and the Escrowed Sponsor Earnout Shares, if applicable, shall no longer be outstanding and shall be cancelled, effective upon completion of such Change of Control or Reorganization Event.

               (g)      The target share price triggers listed in Sections 2.8(c), (d) and (e) hereof (such dollar amounts, the “Share Price Triggers”) and the Escrowed Earnout Shares and Escrowed Sponsor Earnout Shares to be distributed upon achievement of said targets shall be adjusted from time to time as follows:

                 (i)       In the event the outstanding shares of Parent Common Stock shall be subdivided or reclassified into a greater number of shares of Parent Common Stock, the Share Price Triggers in effect at the close of business on the day upon which such subdivision or reclassification becomes effective shall be equitably and proportionately reduced, and conversely, in case outstanding shares of Parent Common Stock shall each be combined or reclassified into a smaller number of shares of Parent Common Stock, the Share Price Triggers in effect at the close of business on the day upon which such combination or reclassification becomes effective shall be equitably and proportionately increased, such reduction or increase, as the case may be, to become effective immediately prior to the opening of business on the day following the day upon which such subdivision or combination becomes effective.

                 (ii)       Pursuant to the Escrow Agreement, in connection with any such subdivision or reclassification into a greater number of shares of Parent Common Stock, the Escrowed Earnout Shares and Escrowed Sponsor Earnout Shares distributable upon the achievement of the applicable milestones shall be equitably and proportionately increased and, conversely, in connection with any such combination or reclassification into a smaller number of shares of Parent Common Stock, the Escrowed Earnout Shares and Escrowed Sponsor Earnout Shares distributable upon the achievement of the applicable milestones shall be equitably and proportionately reduced. For example, for purposes of clarity, (x) in the case of a 2-for-1 stock split of Parent Common Stock, the Escrowed Earnout Shares distributable upon the achievement of the first milestone shall be increased from 23,600,000 to 47,200,000 and (y) in the case of a 1-for-2 reverse stock split of Parent Common Stock, the Escrowed Earnout Shares distributable upon the achievement of the first milestone shall be reduced from 23,600,000 to 11,800,000 (assuming for the purposes of this example that there are no adjustments to the number of shares of Parent Common Stock in the First Tranche).

               (h)      Without limiting the specificity of any of the foregoing, it is the intent of the parties to provide for fair and equitable adjustments to the Share Price Triggers, the Escrowed Earnout Shares and the Escrowed Sponsor Earnout Shares to preserve the economic benefits intended to be provided to the Company Stockholders and the Sponsors, respectively, under the terms of this Agreement in the event there is any change in or conversion of the Parent Common Stock and, accordingly, the Parent Board of Directors shall make appropriate equitable adjustments in connection therewith, as determined in the good faith judgment of the Parent Board of Directors.

               (i)       Neither Parent, the Sponsors, the Company Stockholders nor any Affiliate thereof shall take any action, directly or indirectly, with the intent or effect of influencing or manipulating the market prices of Parent Common Stock during any measurement period described in Sections 2.8(c), (d) and (e) hereof. Furthermore, for the purposes of determining whether a Share Price Trigger has been achieved for 20 trading days within any 30-trading-day period pursuant to Sections 2.8(c), (d) and (e) hereof, any days during which any such persons (A) have outstanding a public announcement or statement relating to the purchase or sale of equity securities of Parent (other than ordinary-course, generic statements as to the possibility of such purchases from time to time and which do not specify either the amount of any such potential purchases nor the price or prices at which such purchases may be made), whether in the public market or otherwise, or (B) have made, in the aggregate, to the best knowledge of Parent, purchases of Parent Common Stock exceeding 1% of the average daily trading volume reported for the security during the four calendar weeks preceding the week in which such purchases were made, shall not be counted as days on which such Share Price Trigger has been achieved. Such excluded days shall extend the 30-trading-day measurement period by an equal number of days.

     Section 2.9    Surrender of Certificates.

               (a)       Upon surrender of their Company Certificates at the Closing with a properly completed letter of transmittal (the form of such letter of transmittal to be provided by Parent to the Company for delivery to the Company Stockholders no later than five Business Days prior to Closing (it being understood that such letter of transmittal shall provide that such holders shall acknowledge that they are receiving restricted securities under the federal securities laws and will contain other customary investment representations)), the holders of the Company Common Stock and Company Series B Preferred Stock shall receive in exchange therefor certificates representing the Transaction Shares into which their shares of Company Common Stock and Company Series B Preferred Stocks, as applicable, shall be converted or exchanged at the Effective Time, less the Escrowed Indemnity Shares and Escrowed Earnout Shares, and the Company Certificates so surrendered shall forthwith be cancelled. Until so surrendered, outstanding Company Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable number of shares of Parent Common Stock issuable pursuant to Sections 2.6(c) and 2.6(d) or, in the case of holders of Appraisal Shares, the right to receive the applicable payments set forth in Section 2.6(i) .

               (b)       No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Company Certificates with respect to the shares of Parent Common Stock to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such Company Certificates. Subject to applicable law, following surrender of any such Company Certificates with a properly completed letter of transmittal, Parent shall promptly deliver to the record holders thereof, without interest, the certificates representing shares of Parent Common Stock issued in exchange therefor (not including the Escrowed Indemnity Shares or the shares issuable pursuant to Section 2.8) and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock.

     Section 2.10  Indemnity Escrow.  As a remedy for the indemnity set forth in Article VII, at the Closing, Parent shall deposit with the Escrow Agent such number of the Common Transaction Shares as shall equal 7.5% of the Transaction Shares (the “Escrowed Indemnity Shares”), comprised of Common Escrowed Earnout Shares (including that portion of the First Target Shares, Second Target Shares and Third Target Shares consisting of Common Escrowed Earnout Shares) and Common Transaction Shares that are not Escrowed Earnout Shares to be held in a separate escrow account and released therefrom (if applicable) from time to time to Parent in satisfaction of such indemnity, all in accordance with Article VII hereof and the terms and conditions of the Escrow Agreement. On the fifth Business Day following the date (the “Indemnity Escrow Termination Date”) that is fifteen (15) months from the Closing Date, the Escrow Agent shall release the Escrowed Indemnity Shares, less any of such shares applied in satisfaction of a claim for indemnification and any of such shares related to a claim for indemnification that is then unresolved. Upon such release, Escrowed Indemnity Shares that constitute Common Transaction Shares shall be delivered to the Company Stockholders in accordance with Section 2.6(d) of the Company Disclosure Statement and the Escrow Agreement; and the Escrowed Indemnity Shares that constitute Escrowed Earnout Shares shall be retained in escrow in accordance with Section 2.8 hereof and the Escrow Agreement. Any Escrowed Indemnity Shares held with respect to any unresolved claim for indemnification and not applied as indemnification with respect to such claim upon its resolution shall be delivered in accordance with the preceding sentence.

ARTICLE III

CONDITIONS TO CLOSING

     Section 3.1    Conditions to Each Party’s Obligation to Effect the Merger. The obligations of Company and Parent to effect the Merger are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

               (a)       No Injunctions or Illegality. No statute, rule, regulation, executive order, decree or ruling shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other U.S. governmental authority of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

               (b)       Regulatory Approvals. (i) All waiting periods (and all extensions thereof), if any, applicable to the consummation of the Merger under the HSR Act shall have terminated or expired, and (ii) all approvals or consents of a Governmental Entity which are required to be obtained in connection with the Merger shall have been obtained, except where the failure to obtain such approval or consent would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect, Company Material Adverse Effect or material adverse effect on the operation of the business of the Surviving Corporation and its Subsidiaries from and after the Effective Time.

               (c)       Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained.

     Section 3.2    Conditions to Obligations of Parent. The obligations of Parent to effect the Merger are subject to the satisfaction or waiver by Parent at or prior to the Closing of each of the following conditions:

               (a)       Representations and Warranties. (i) The representations and warranties set forth in Sections 4.2, 4.4, 4.6, 4.8(d), 4.19 and 4.22 shall be true and correct in all respects, in each case as of the date of the Original Agreement as if made on the date of the Original Agreement (except in the case of Section 4.6(a)), as of the date of the Existing Agreement as if made on the date of the Existing Agreement (except in the case of Section 4.6(a)), as of the date hereof and as of the Closing Date as if made on the Closing Date (except to the extent expressly made solely as of the date of the Original Agreement or solely as of an earlier date, in which case as of such date), and (ii) all other representations and warranties set forth in Article IV shall be true and correct (disregarding all qualifications or limitations as to “materiality” or “Company Material Adverse Effect”) at and as of the Closing Date as if made on the Closing Date (except to the extent expressly made solely as of the date of the Original Agreement or solely as of an earlier date, in which case as of such date), except where the failure of such representations and warranties, to be so true and correct would not have a Company Material Adverse Effect, and the Company shall have delivered to Parent a certificate confirming the foregoing (i) and (ii) as of the Closing Date.

               (b)       Performance of Obligations of Company. Each and all of the covenants and agreements of the Company to be performed or complied with pursuant to this Agreement shall have been performed and complied with in all material respects, and the Company shall have delivered to Parent a certificate confirming the foregoing as of the Closing Date.

               (c)       Material Adverse Effect. No Company Material Adverse Effect shall have occurred from and after the date of the Original Agreement.

               (d)       Additional Agreements. Each of the Additional Agreements shall have been delivered (and executed, if applicable) by each of the parties to such Additional Agreements other than Parent or the Parent Stockholders.

               (e)       Opinion of Counsel. Parent shall have received from Wachtell, Lipton, Rosen & Katz, tax counsel to Parent, a written opinion, dated the Closing Date, in form and substance reasonably satisfactory to Parent, on the basis of certain facts, representations and assumptions set forth in such opinion, to the effect that the Merger will be treated for federal income Tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to require and rely upon customary representation letters executed by officers of Parent and the Company.

               (f)        Appraisal Rights. Company Stockholders that beneficially own not more than 1,000 shares of Company Common Stock (as adjusted for stock dividends, stock splits and similar events) shall have demanded and validly perfected appraisal of shares in accordance with the DGCL.

               (g)       Delivery of Second Amended and Restated Company Support Agreement. The Company shall have delivered to Parent the Second Amended and Restated Company Support Agreement executed by the Company, Polaris and those Company Equityholders identified on the signature pages to the Support and Reorganization Agreement, dated as of June 13, 2008, by and among the Company, Polaris and such Company Equityholders.

     Section 3.3    Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction or waiver by the Company at or prior to the Closing Date of each of the following conditions:

               (a)       Representations and Warranties. (i) The representations and warranties set forth in Sections 5.1, 5.2 and 5.9(c) hereof shall be true and correct at and as of the Closing Date as if made on the Closing Date (except to the extent expressly made solely as of the date of the Original Agreement or solely as of an earlier date, in which case as of such date), and (ii) all other representations and warranties of Parent in Article V shall be true and correct (disregarding all qualifications or limitations as to “materiality” or “Parent Material Adverse Effect”) at and as of the Closing Date as if made on the Closing Date (except to the extent expressly made solely as of the date of the Original Agreement or solely as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have a Parent Material Adverse Effect, and Parent shall have delivered to the Company a certificate signed by an executive officer of Parent confirming the foregoing (i) and (ii) as of the Closing Date.

               (b)       Performance of Obligations of Parent. Each and all of the covenants and agreements of Parent to be performed or complied with pursuant to this Agreement on or prior to the Closing Date shall have been performed and complied with in all material respects, and Parent shall have delivered to the Company a certificate signed by an executive officer of Parent confirming the foregoing as of the Closing Date.

               (c)       Material Adverse Effect. No Parent Material Adverse Effect shall have occurred from and after the date of the Original Agreement.

               (d)       Additional Agreements. Each of the Additional Agreements shall have been delivered (and executed, if applicable) by each of the parties to such Additional Agreement other than the Company, the Company Equityholders or any officers or employees of the Company.

               (e)       Opinion of Counsel. The Company shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to the Company, a written opinion, dated the Closing Date, in form and substance reasonably satisfactory to the Company, on the basis of certain facts, representations and assumptions set forth in such opinion, to the effect that the Merger will be treated for federal income Tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to require and rely upon customary representation letters executed by officers of Parent and the Company.

               (f)       Reservation of Parent Shares and Converted Option Shares. At least 48 hours prior to the Closing, Parent shall have duly reserved a sufficient number of shares of Parent Common Stock, based on a good faith estimate of the Parent Board of Directors after a review of Sections 2.6(d) and (g) of the Company Disclosure Statement, to be available for issuance upon exercise of all of the Converted Options.

               (g)       Listing of Parent Common Stock. Parent shall use reasonable best efforts to ensure that the shares of Parent Common Stock issuable to the stockholders of the Company as provided for in Article II shall have been authorized for listing on any national securities exchange or national quotation system on which the Parent Common Stock is then listed or quoted, upon official notice of issuance.

               (h)       Deposit of Escrowed Sponsor Earnout Shares into Escrow. Parent shall have caused the Sponsors to deposit the Escrowed Sponsor Earnout Shares with the Escrow Agent pursuant to Section 2.8(b) hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     All representations and warranties contained in this Article IV and in all schedules and exhibits referenced herein and made a part hereto shall be deemed to be made as of the date hereof. Except as set forth in the Company Disclosure Statement (subject to Section 9.10), the Company hereby represents and warrants to Parent as follows:

     Section 4.1    Qualification; Organization; Subsidiaries.

               (a)       The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate or other power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and is currently planned by the Company to be conducted. The Company is duly qualified to transact business in each jurisdiction in which the ownership, leasing or holding of its properties or the conduct or nature of its business makes such qualification necessary.

               (b)       The minute books of the Company contain true, complete and accurate records of all meetings and consents in lieu of meetings of the Company Board of Directors (and any committees thereof), similar governing bodies and stockholders (“Corporate Records”) since January 9, 2006. Copies of such Corporate Records have been made available to Parent.

               (c)       Section 4.1(c) of the Company Disclosure Statement sets forth a complete and correct list of each Subsidiary of the Company, along with the jurisdiction of organization and percentage of outstanding equity interests owned by the Company of each such Subsidiary. All equity interests of such Subsidiaries held by the Company have been duly and validly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. The Company owns all of the outstanding equity securities of such Subsidiaries, free and clear of all Liens. Except for its Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, commitment or undertaking of any nature, as of the date of the Original Agreement or as may thereafter be in effect, except to the extent as may be expressly permitted under Section 6.1(b)(viii) hereof, under which it may become obligated to make, any future investment in or capital contribution to any other entity.

               (d)      The Company has delivered to Parent a copy of each of the Organizational Documents of the Company and each of its Subsidiaries, and each such copy is true, correct and complete, and each such instrument is in full force and effect. None of the Company or its Subsidiaries is in violation of any of the provisions of its Organizational Documents.

     Section 4.2    Authority.

               (a)      The Company has all requisite corporate power and authority to execute and deliver the Original Agreement, the Existing Agreement, this Agreement and each

Transaction Document delivered or to be delivered by it and to perform all of its obligations under the Original Agreement, the Existing Agreement, this Agreement and the Transaction Documents. The execution, delivery and performance by the Company of the Original Agreement, the Existing Agreement, this Agreement and each Transaction Document to which it is a party and the consummation of the transactions contemplated to be performed by it under the Original Agreement, the Existing Agreement, this Agreement and the Transaction Documents to which it is a party have been duly authorized by all necessary and proper corporate action on the part of the Company, and no other corporate proceedings on the part of the Company is necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

               (b)       Each Transaction Document to be delivered by the Company will be duly executed and delivered by the Company and, when so executed and delivered and assuming the valid execution and delivery by the other parties thereto, will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

               (c)       The Company Board of Directors, by unanimous action by written consent (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) recommended that the holders of the shares of Company Common Stock and Company Preferred Stock approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

     Section 4.3    No Breach. None of the execution, delivery or performance by the Company of the Original Agreement, the Existing Agreement, this Agreement or any Transaction Document or the consummation by the Company of the Transaction does or will, with or without the giving of notice or the lapse of time or both, (a) except as would not have a Company Material Adverse Effect, result in the creation of any Lien upon any of the properties or assets of any of the Company or its Subsidiaries (except for Permitted Liens) or (b) conflict with, or result in a breach or violation of or a default under, require a consent under, or give rise to a right of amendment, termination, cancellation or acceleration of, any obligation (except the Credit Facility) or to a loss of a benefit under (i) the Organizational Documents of the Company or its Subsidiaries, (ii) any Company Material Contract, or (iii) any Law, license or Permit to which the Company, its Subsidiaries, or any of its properties or assets are subject, except, in the case of clauses (ii) and (iii), for any conflicts, breaches, violations or defaults as would not have a Company Material Adverse Effect.

     Section 4.4    No Brokers. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company who is or will be entitled to any fee, commission or payment from the Company or its Subsidiaries in connection with the negotiation, preparation, execution or delivery of the Original Agreement, the Existing Agreement, this Agreement or any Transaction Document or the consummation of the Transaction.

     Section 4.5    Governmental Approvals. Other than any approval required pursuant to the HSR Act, no Consent or Order of, with or to any Governmental Entity is required to be obtained or made by the Company or its Subsidiaries in connection with the execution, delivery and performance by the Company or its Subsidiaries of the Original Agreement, the Existing Agreement, this Agreement or any Transaction Document or the consummation of the Transaction except for those Consents or Orders the failure of which to make or obtain would not have a Company Material Adverse Effect.

     Section 4.6    Capitalization.

               (a)       As of the date hereof, immediately after giving effect to the issuance and sale of the Company Series B Preferred Stock, the authorized capital stock of the Company consists of 2,500,000 shares of Company Common Stock and 5,100,000 shares of Company Preferred Stock, of which:

                 (i)       373,680 shares of Company Common Stock are issued and outstanding, 7,500 shares of Company Series A Preferred Stock are issued and outstanding and 5,000,000 shares of Company Series B Preferred Stock are issued and outstanding;

                 (ii)       49,000 shares of Company Common Stock are reserved for issuance (of which options to purchase 37,320 shares are outstanding and unexercised) under the Company Stock Plan in connection with the exercise of outstanding options to purchase Company Common Stock (the “Company Options”). Section 4.6(a)(ii) of the Company Disclosure Statement sets forth with respect to each Company Option, the number of shares of Company Common Stock covered by the Company Option, and the vesting schedule and the exercise price therefor;

                 (iii)       653,292 shares of Company Common Stock are reserved for issuance and issuable upon exercise of the Company Warrants. Section 4.6(a)(iii) of the Company Disclosure Statement sets forth the names of all holders of Company Warrants, the number of shares of Company Common Stock issuable thereunder, the respective exercise prices for such Company Common Stock and the respective expiration dates of the Company Warrants; and

                 (iv)       353,525 shares of Company Common Stock are reserved for issuance and issuable upon the conversion of the outstanding Company Series B Preferred Stock.

               (b)       The outstanding shares of Company Common Stock and Company Preferred Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable and (ii) were issued in compliance with all applicable federal and state securities laws. All grants of Company Options were validly issued and properly approved by the Company Board of Directors in accordance with all applicable Law. Except as set forth above in Section 4.6(a) and in the Amended and Restated Investor Rights and Voting Agreement, dated as of March 12, 2009, there are no Equity Securities of the Company or any rights to subscribe for or to purchase or otherwise acquire, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or known claims of any other character relating to the issuance of, any Equity Securities of the Company or any other right the value of which relates to the value of the Company’s capital stock; and the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any shares of capital stock. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. No Subsidiary of the Company owns any Company Common Stock, Company Preferred Stock or other equity interest in the Company.

     Section 4.7    Financial Information.

               (a)       Set forth in the Company Disclosure Statement are the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2006, December 31, 2007 and September 30, 2008 and the related audited consolidated statements of operations, cash flows and changes in stockholders’ equity for the nine months ended September 30, 2008, the year ended December 31, 2007 and the period from January 9, 2006 to December 31, 2006 (together with the notes thereto, the “Company Financial Statements”). The Company Financial Statements have been prepared from the books, accounts and financial records of the Company and its Subsidiaries and present fairly, in all material respects, in conformity with GAAP applied on a consistent basis except to the extent provided in the notes to such financial statements, the consolidated financial position of the Company and its Subsidiaries as of the dates set forth therein and the consolidated results of their operations for the periods set forth therein.

               (b)       The Company and its Subsidiaries have no Liabilities of any kind or character except for Liabilities (i) in the amounts set forth or reserved in the Company Financial Statements, including contingent liabilities, (ii) arising after September 30, 2008 in the ordinary course of business, (iii) incurred in connection with this Agreement or the Transaction, or (iv) which are not, individually or in the aggregate, material.

               (c)       To the knowledge of the Company, (i) there are no material weaknesses in the Company’s internal controls relating to financial reporting or preparation of financial statements, and (ii) there is no fraud relating to the Company’s financial reporting or preparation of financial statements, whether or not material, involving the Company’s directors, management or other employees.

     Section 4.8    Absence of Certain Changes.

               (a)       Since December 31, 2007 and until the date of the Original Agreement, the Company and its Subsidiaries have conducted their business only in the ordinary course in all material respects and there has not been a Company Material Adverse Effect.

               (b)       Since December 31, 2007 and until the date hereof, neither the Company nor any of its Subsidiaries has taken (I) any action which, if taken after the date hereof and prior to the Closing without the prior written consent of Parent (including, without limitation, the consent set forth in Section 6.19, hereof), would violate Sections 6.1(b)(iv), (v), (vi), (ix), (x), (xi), (xii), (xiv), (xv) or (xvi) hereof, or (II) any of the following actions:

                 (i)        amended (or proposed to amend) its Organizational Documents;

                 (ii)       authorized for issuance, issued, sold, delivered or agreed or committed to issue, sell or deliver (whether through the issuance or granting of options, warrants, other equity-based (whether payable in cash, securities or other property or any combination of the foregoing) commitments, subscriptions, rights to purchase or otherwise) any Equity Securities;

                 (iii)       acquired or redeemed, directly or indirectly, or amended any of its securities;

                 (iv)       other than as disclosed in the Company Financial Statements, (A) incurred or assumed any long-term or short-term Indebtedness or issued any debt securities, or (B) mortgaged or pledged any of its material assets, tangible or intangible, or created or suffered to exist any Lien thereupon (other than Permitted Liens and licenses of or other grants of rights to use Business Intellectual Property in the ordinary course of business);

                 (v)        acquired (by merger, consolidation or acquisition of stock or assets) any other Person or any equity or ownership interest therein;

                 (vi)       entered into, renewed or amended in any material respect any transaction, agreement, arrangement or understanding between (A) the Company or any of its Subsidiaries, on the one hand, and (B) any affiliate of the Company (other than any of the Company’s Subsidiaries), on the other hand, of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (if the Company were subject thereto); or

                 (vii)      entered into an agreement to do any of the foregoing.

               (c)       Since the date of the Original Agreement and until the date hereof, the Company has not taken any action (or omitted to take any action) which, if taken (or omitted to be taken) after the date hereof and prior to the Closing without the prior written consent of Parent, would violate Sections 6.1(a) or (b).

               (d)       Since the date of the Original Agreement and until the date of the Existing Agreement, the Company complied in all material respects with its covenants and agreements in the Original Agreement. Since the date of the Existing Agreement and until the date hereof, the Company complied in all material respects with its covenants and agreements in the Existing Agreement.

     Section 4.9    Taxes.

               (a)       Except as would not have a Company Material Adverse Effect, each of the Company and its Subsidiaries has filed all Tax Returns required to be filed by it (“Company Tax

Returns”); all such Company Tax Returns were correct and complete in all material respects; and all Company Tax Returns have been timely filed with the appropriate taxing authorities in all jurisdictions in which such Company Tax Returns are or were required to be filed, or requests for extensions have been timely filed and any such extensions have been granted and have not expired. The Company has made available to Parent correct and complete copies of all U.S. federal income Tax Returns of the Company and its Subsidiaries relating to the taxable period ending on or after January 1, 2006, filed through the date of this Agreement.

               (b)       All material Taxes due and owing by each of the Company and its Subsidiaries (whether or not shown on any Company Tax Return) have been paid or adequate reserves for the payment thereof have been established on the Company’s December 31, 2007 balance sheet.

               (c)       All material Taxes of the Company or its Subsidiaries required to be paid with respect to any completed and settled audit, examination or deficiency Action with any taxing authority have been paid in full.

               (d)       There is no audit, examination, claim, assessment, levy, deficiency, administrative or judicial proceeding, lawsuit or refund Action pending or threatened in writing with respect to any material Taxes of the Company or its Subsidiaries, and no taxing authority has given written notice of the commencement of any audit, examination or deficiency Action with respect to any such Taxes. The Company has delivered to Parent correct and complete copies of all material Tax examination reports, closing agreements and statements of Tax deficiencies assessed against or agreed to by any of the Company or its Subsidiaries received since December 31, 2005.

               (e)       There are no outstanding Contracts or waivers extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, material Taxes of the Company or its Subsidiaries due for any taxable period.

               (f)        None of the Company or its Subsidiaries has received written notice of any claim, and, to the knowledge of the Company, no claim has ever been made, by any taxing authority in a jurisdiction where the Company or its Subsidiaries does not file Company Tax Returns that it is or may be subject to taxation by that jurisdiction.

               (g)       No Liens for Taxes exist with respect to any of the assets or properties of the Company or its Subsidiaries, except for Permitted Liens.

               (h)       The Company and its Subsidiaries are not liable for the material Taxes of another Person (other than the Company or its Subsidiaries) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise.

               (i)       The Company or its Subsidiaries is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement with respect to material Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority) that will be binding on the Company or its Subsidiaries with respect to any period following the Closing Date.

               (j)        None of the Company or its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign applicable Law).

               (k)       None of the Company or its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

               (l)        None of the Company or its Subsidiaries has participated in a “listed transaction,” as defined in Treasury Regulation § 1.6011-4(b)(2).

               (m)      The Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

               (n)       All representations and warranties made in this Section 4.9 that relate to Networkcar are made only with respect to periods on and following August 1, 2006 (the “Networkcar Acquisition Date”).

     Section 4.10  Parent Proxy Statement. None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Persons acting on behalf of the Company, for inclusion in the Proxy Statement or Proxy Supplement, as of the date that the Proxy Statement or the Proxy Supplement was or is first mailed to the Parent Stockholders (or any amendment or supplement thereto), at the time of the Parent Stockholders’ Meeting, or at the Effective Time, has contained or will contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading in any material respect.

     Section 4.11  Assets and Properties.

               (a)       Each of the Company and its Subsidiaries has (i) good title to all of its real or tangible material assets and properties (whether real, personal or mixed, or tangible) and (ii) valid leasehold interests in all of its real or tangible assets and properties which it leases, in each case (with respect to both clause (i) and (ii) above), free and clear of any Liens, other than Permitted Liens.

               (b)       The Company and its Subsidiaries do not own, and, to the knowledge of the Company, have never owned, any real property.

               (c)       Section 4.11(c) of the Company Disclosure Statement contains a complete and accurate list of all material real estate leased, subleased or occupied by the Company or its Subsidiaries pursuant to a lease (the “Company Leased Premises”). The Company and/or its

Subsidiaries enjoy peaceful and undisturbed possession of all Company Leased Premises, except as would not have a Company Material Adverse Effect.

               (d)       All of the tangible assets and properties owned or leased by the Company and its Subsidiaries are adequately maintained and are in good operating condition and repair and free from any defects, except as would not have a Company Material Adverse Effect.

     Section 4.12  Contracts.

               (a)       Section 4.12(a) of the Company Disclosure Statement lists all of the Company Material Contracts.

               (b)       Each of the Company and its Subsidiaries (and, to the knowledge of the Company, each of the other party or parties thereto) has performed, in all material respects, all obligations required to be performed by it under each Company Material Contract. Except as would not have a Company Material Adverse Effect, no event has occurred or circumstance exists with respect to any of the Company or its Subsidiaries or, to the knowledge of the Company, with respect to any other Person that (with or without lapse of time or the giving of notice or both) does or may contravene, conflict with or result in a violation or breach of or give any of the Company or its Subsidiaries or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity of, or to cancel, terminate or modify, any Company Material Contract. To the knowledge of the Company, no party to any Company Material Contract has repudiated any material provision thereof or terminated any Company Material Contract. All Company Material Contracts are valid and binding on the Company or its Subsidiaries and, to the knowledge of the Company, the other parties thereto, and are in full force and effect. The Company has provided to Parent true, accurate and complete copies or originals of the Company Material Contracts.

     Section 4.13  Litigation. Except as would not have a Company Material Adverse Effect, (i) no judgment, ruling, order, writ, decree, stipulation, injunction or determination by or with any arbitrator, court or other Governmental Entity to which the Company or its Subsidiaries is party or by which the Company or its Subsidiaries or any assets thereof is bound, and which relates to or affects the Company and its Subsidiaries, the assets, properties, Liabilities or employees of Company or its Subsidiaries is in effect and (ii) there is no Action pending or, to the knowledge of the Company, threatened against any of the Company or its Subsidiaries or the assets or properties of the Company or its Subsidiaries.

     Section 4.14  Environmental Matters. Neither the Company nor its Subsidiaries have any material Liability under any applicable Law existing and in effect on the date of the Original Agreement relating to pollution or protection of the environment (an “Environmental Law”) or under any Contract with respect to or as a result of the presence, discharge, generation, treatment, storage, handling, removal, disposal, transportation or release of any substance defined as hazardous, toxic or a pollutant under any Environmental Law (“Hazardous Materials”). The Company is and has been at all times in compliance in all material respects with all Environmental Laws.

               (a)       Other than with regard to customary filings and notice obligations, the Company has not received any notice of violation or potential Liability under any Environmental Laws from any Person or any Governmental Entity or any inquiry, request for information, or demand letter under any Environmental Law relating to operations or properties of the Company which could reasonably be expected to result in the Company incurring material liability under Environmental Laws. The Company is not subject to any orders arising under Environmental Laws nor are there any administrative, civil or criminal actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened, against the Company under any Environmental Law which could reasonably be expected to result in the Company incurring material liability under Environmental Laws. The Company has not entered into any agreement pursuant to which the Company has assumed or will assume any liability under Environmental Laws, including, without limitation, any obligation for costs of remediation, of any other Person.

               (b)       To the knowledge of the Company, there has been no release or threatened release of a Hazardous Material on, at or beneath any of the Company Leased Premises or other properties currently or previously owned or operated by the Company or any surface waters or groundwaters thereon or thereunder which requires any material disclosure, investigation, cleanup, remediation, monitoring, abatement, deed or use restriction by the Company, or which would be expected to give rise to any other material liability or damages to the Company under any Environmental Laws.

               (c)       The Company has not arranged for the disposal of any Hazardous Material, or transported any Hazardous Material, in a manner that has given, or could reasonably be expected to give, rise to any material liability for any damages or costs of remediation.

               (d)       The Company has made available to Parent copies of all environmental studies, investigations, reports or assessments concerning the Company, the Company Leased Premises and any real property currently or previously owned or operated by the Company.

     Section 4.15  Compliance with Applicable Law. Each of the Company and its Subsidiaries is in compliance and has complied at all times with all Laws applicable to the Company and its Subsidiaries, except such non-compliance as would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, no claims or complaints from any Governmental Entities or other Persons have been asserted or received by the Company or its Subsidiaries within the past three years related to or affecting the Company or its Subsidiaries and, to the knowledge of the Company, no claims or complaints are threatened, alleging that the Company or its Subsidiaries are in violation of any Laws or Permits applicable to the Company and its Subsidiaries. To the knowledge of the Company, no investigation, inquiry or review by any Governmental Entity with respect to the Company or its Subsidiaries is pending or threatened. The subject matter of Sections 4.9, 4.14 and 4.20 are excluded from the provisions of this Section 4.15 and the representations and warranties of the Company with respect to those subject matters are exclusively set forth in those referenced sections.

     Section 4.16  Permits. Except as would not have a Company Material Adverse Effect, each of the Company and its Subsidiaries has all the Permits (the “Company Permits”) that are necessary for the Company and its Subsidiaries to conduct their business and operations in compliance with all applicable Laws and the Company and its Subsidiaries have complied in all material respects with all of the terms and requirements of the Company Permits.

     Section 4.17  Employee Matters.

               (a)       Section 4.17(a) of the Company Disclosure Statement includes a complete list of all Employee Benefit Plans.

               (b)       With respect to each Employee Benefit Plan, the Company has delivered or made available to Parent a true, correct and complete copy of: (i) each writing constituting a part of such Employee Benefit Plan, including without limitation all plan documents, employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the Internal Revenue Service, if any. Except as specifically provided in the foregoing documents delivered or made available to Parent, as of the date of this Agreement there are no amendments to any Employee Benefit Plan that have been adopted or approved nor has the Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Employee Benefit Plan.

               (c)       The Internal Revenue Service has issued a favorable determination letter with respect to each Employee Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”) that has not been revoked and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Plan.

               (d)       All contributions required to be made to any Employee Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Employee Benefit Plan, for any period through the date of the Original Agreement, have been timely made or paid in full.

               (e)       With respect to each Employee Benefit Plan, the Company and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all Laws and regulations applicable to such Employee Benefit Plans. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms. There is not now, nor do any circumstances exist that would reasonably be expected to give rise to, any requirement for the posting of security with respect to any Employee Benefit Plan or the imposition of any Lien (except for Permitted Liens) on the assets of the Company or any of its Subsidiaries under ERISA or the Code.

               (f)        No Employee Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.

               (g)       (i) No Employee Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (ii) none of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full.

               (h)       There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries following the Closing.

               (i)        The Company and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company and its Subsidiaries. There has been no communication to employees by the Company or any of its Subsidiaries which would reasonably be interpreted to promise or guarantee such employees retiree health or life insurance or other retiree death benefits on a permanent basis.

               (j)        Neither the execution and delivery of the Original Agreement, the Existing Agreement or this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) require the funding of any trust or other funding vehicle, (ii) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment (including forgiveness of indebtedness) or benefit to any employee, officer or director of the Company or any of its Subsidiaries, or (iii) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge or terminate any Employee Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

               (k)       No labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries is in compliance with all applicable Laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

               (l)       None of the Company and its Subsidiaries nor any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the Employee Benefit Plans or their related trusts, the Company, any of its Subsidiaries or any person that the Company or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

               (m)      Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance in all material respects with Section 409A of the Code, based upon a good faith, reasonable interpretation of Section 409A of the Code and the final regulations issued thereunder or Internal Revenue Service Notice 2005-1.

               (n)       Each Company Option (i) was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plan pursuant to which it was issued, (ii) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant, and (iii) has a grant date identical to the date on which the Company Board of Directors or compensation committee actually awarded such Company Option.

     Section 4.18  Insurance.

               (a)       Except as would not have a Company Material Adverse Effect, the insurance policies and surety bonds which the Company and its Subsidiaries maintain with respect to their assets, Liabilities, employees, officers or directors (“Company Insurance Policies”), (i) are in full force and effect and will not lapse or be subject to suspension, modification, revocation, cancellation, termination or nonrenewal by reason of the execution, delivery or performance of the Original Agreement, the Existing Agreement or any Transaction Document or consummation of the Transaction; and (ii) are sufficient for compliance with all requirements of Law and Contracts of the Company and its Subsidiaries. The Company and its Subsidiaries are current in all premiums or other payments due under each Company Insurance Policy and have otherwise performed in all material respects all of their respective obligations thereunder.

               (b)       The Company or its Subsidiaries have not received during the past three years from any insurance carrier with which it has carried any material insurance (i) any refusal of coverage or notice of material limitation of coverage or any notice that a defense will be afforded with reservation of rights in respect of claims that are or would be reasonably be expected to be material to the Company or its Subsidiaries or (ii) any notice of cancellation or any notice that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any Company Insurance Policy is not willing or able to perform its obligations thereunder.

     Section 4.19  Transactions with Affiliates.

               (a)       Except for agreements related to employment with the Company or its Subsidiaries or as otherwise provided in Section 4.19(a) of the Company Disclosure Statement, (i) there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any director, officer or stockholder (or Affiliate thereof) of the Company, on the other hand, that would be required to be disclosed under Item

404 of Regulation S-K under the Securities Act (if the Securities Act were applicable to the Company), (ii) no director, officer or employee of the Company or its Subsidiaries or Affiliate of the Company (other than its Subsidiaries) has any material interest in any Company Material Contract, material tangible asset or material Business Intellectual Property (other than through such Person’s equity interest) that is used by the Company or its Subsidiaries in the conduct of its business as it has been conducted prior to the Closing Date, and (iii) no Affiliate of any director, officer or employee of the Company or its Subsidiaries has entered into any agreement whereby such Person owes any material Indebtedness to or is owed any material Indebtedness from any of the Company or its Subsidiaries, other than employment relationships and compensation, benefits, repayment of travel, entertainment and other advances made in the ordinary course of business.

               (b)      Other than (i) Section 3 of the Amended and Restated Co-Sale and Stock Restriction Agreement, dated as of March 12 (the "Amended and Restated Co-Sale Agreement"), by and among the Company, Communications Investors LLC, the Purchasers and certain other security holders of the Company and (ii) Section 1 of the Amended and Restated Investor Rights and Voting Agreement, dated as of March 12, 2009 (the "Amended and Restated Investor Rights and Voting Agreement"), among the Company, Communications Investors LLC and the individuals named therein, the agreements set forth on Section 4.19(b) of the Company Disclosure Statement shall have been terminated prior to the Effective Time without current or future obligations or liabilities applicable to or on the Company, Parent or any of their respective Subsidiaries (and copies of the related termination agreements shall have been provided to Parent).

     Section 4.20  Business Intellectual Property.

               (a)       Subject to Sections 4.20(d)(iv) through 4.20(d)(viii), each of the Company and its Subsidiaries owns or has a valid license or right to use all Business Intellectual Property, free and clear of any liens and security interests (except Permitted Liens).

               (b)       Section 4.20(b) of the Company Disclosure Statement sets forth as of the date of the Original Agreement all applications, patents, registrations and issuances for all Business Intellectual Property, owned by the Company and its Subsidiaries, and all material license agreements relating to any Business Intellectual Property (other than license agreements (i) in which grants of Business Intellectual Property are incidental or (ii) granting rights to use readily available commercial software) to which the Company or any of its Subsidiaries is a party.

               (c)       The consummation of the transactions contemplated by this Agreement will not materially impair or materially alter the right of the Company and its Subsidiaries to use the Business Intellectual Property or Developed Software, any computer software used by the Company and its Subsidiaries in the ordinary course of business, or any information technology, telecommunications, network and peripheral equipment used by the Company and its Subsidiaries.

               (d)       Except as would not have a Company Material Adverse Effect:

                 (i)       there are no infringement, opposition, interference or cancellation suits, Actions or proceedings pending or, to the knowledge of the Company, threatened, before any court, patent office or registration authority in any jurisdiction against the Company or its Subsidiaries with respect to any Business Intellectual Property;

                 (ii)      no person is infringing or misappropriating, or has infringed or misappropriated any of the Business Intellectual Property; provided that, with respect to the intellectual property acquired by the Company in the acquisition of Networkcar, this representation in this clause (ii) shall only apply to infringements or misappropriations since the Networkcar Acquisition Date;

                 (iii)     the material Business Intellectual Property that is registered and owned by the Company or its Subsidiaries is valid, enforceable and subsisting and nothing has been done or omitted to be done which may cause any of it to cease to be so;

                 (iv)     the manufacturing, importation, use, practice, sale and offer for sale of the products and services of any of the Company and its Subsidiaries, and any and all activities of any of the Company and its Subsidiaries, including the Generation 1 Products and Services, as currently conducted, does not infringe or misappropriate and have not infringed or misappropriated any intellectual property of any third party;

                 (v)      since the Networkcar Acquisition Date, the Company and its Subsidiaries have not received any written claim or notice that the manufacturing, importation, use, practice, sale, offer for sale of any products or services of any of the Company and its Subsidiaries, or any other activities of any of the Company and its Subsidiaries, infringe or misappropriate, or have infringed or misappropriated, any intellectual property of any third party, where such claim or notice (A) remains unresolved or (B) exposes the Company to any liability, whether contingent or otherwise;

                 (vi)     the Company and its Subsidiaries are licensed or otherwise have the legal right to use all computer programs owned by a third party which are used by the Company or its Subsidiaries in the ordinary course of business (“Developed Software”);

                 (vii)    each of the Company and its Subsidiaries owns or has the legal right to use all computer programs designed, written, developed or configured by, on behalf of, or for the use of, the Company or its Subsidiaries which are used by the Company or its Subsidiaries in the ordinary course of business, except for any Developed Software; and

                 (viii)   the Company and its Subsidiaries own or otherwise have the legal right to use all information technology, telecommunications, network and peripheral equipment used by the Company and its Subsidiaries.

     Section 4.21   Sufficiency of Assets. The business and operations of the Company and its Subsidiaries, taken together, constitute substantially all of the business reflected on the Company Financial Statements as of December 31, 2007.

     Section 4.22    Stockholder Approval. In accordance with the DGCL and the Company’s Organizational Documents, the stockholders of the Company will, on the date hereof, by written consent, approve and adopt this Agreement, the Merger and the other transactions contemplated hereby, and such consent shall not be rescinded, revoked or impaired in any manner. Other than such consent, no other vote, approval or consent of holders of the securities of the Company is required to authorize and approve the consummation of the Transaction.

     Section 4.23    Relationships with Customers, Suppliers and Research Collaborators. Section 4.23 of the Company Disclosure Statement sets forth a list of the Company’s top five customers (together with DaimlerChrysler Company and Mercedes-Benz USA, the “Customers”) and top five Suppliers, in each case listing the dollar amounts paid to the Company by and to such Customers and Suppliers for the fiscal year ended December 31, 2007. No such Customer or Supplier has cancelled or otherwise terminated or materially reduced or materially and adversely modified its relationship with the Company, nor has any such Customer or Supplier expressed to the Company its intention to do any of the foregoing. To the knowledge of the Company, no research collaborator of the Company has expressed to the Company its intention to cancel or otherwise terminate or materially reduce or materially and adversely modify its relationship with the Company.

     Section 4.24    Trust Account. The Company hereby acknowledges that it has reviewed the final prospectus of Parent, dated January 11, 2008 (the “Prospectus”) and the Investment Management Trust Agreement by and between Parent and Continental Stock Transfer & Trust Company, dated as of January 11, 2008 (the “Trust Agreement”), and is aware that disbursements from the Trust Account are available only in the limited circumstances set forth therein.

     Section 4.25    Section 203 of the DGCL. Prior to the date of this Agreement, the Company Board of Directors has taken all action necessary so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement, the Original Agreement, the Existing Agreement, the Second Amended and Restated Company Support Agreement, any other Transaction Documents or the transactions contemplated hereby or thereby, including the Merger, without any further action on the part of the Company’s stockholders or the Board of the Directors of the Company. No other state takeover statute is applicable to the Merger.

     Section 4.26    No Additional Representations. The Company acknowledges that neither Parent, its officers, directors or stockholders, nor any Person has made any representation or warranty, express or implied, of any kind, including without limitation any representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company and any of its representatives, in each case except as expressly set forth in Article V (as modified by the Parent Disclosure Statement).

     Section 4.27    Series B Financing Agreements. The Company has provided to Parent true and complete copies of the Certificate of Designations creating the Company Series B Preferred Stock and setting forth the powers, designations, preferences and relative rights of the Company Series B Preferred Stock, and execution copies of all agreements to which the Company is (or will become as of the date hereof) a party relating to the issuance and sale by the

Company of the Company Series B Preferred Stock (collectively, the “Series B Financing Agreements”).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

     All representations and warranties contained in this Article V and in all schedules and exhibits referenced herein and made a part hereto shall be deemed to be made as of the date hereof. Except as set forth in the Parent Disclosure Statement (subject to Section 9.10), Parent represents and warrants to the Company as follows:

     Section 5.1    Organization.

               (a)       Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Parent has all requisite corporate or other power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted and as it will be conducted through the Closing Date. Parent is duly qualified to transact business in each jurisdiction in which the ownership, leasing or holding of its properties or the conduct or nature of its business makes such qualification necessary, except where the failure to be so qualified would not have a Parent Material Adverse Effect. Parent is not, and has not been, in violation of any of the provisions of its Organizational Documents.

               (b)       Parent does not have any Subsidiaries or own beneficially or otherwise, directly or indirectly, any Equity Securities or ownership interest in, or have any obligation to form or participate in, any other Person (including the Company). No Person “related” to the Parent (within the meaning of Treasury Regulations Section 1.368 -(e)(4)) owns, beneficially or otherwise, any Equity Securities or any other ownership interest in the Company, or has any right or obligations to acquire any such Equity Securities or other ownership interest, other than pursuant to this Agreement.

     Section 5.2    Authority. Parent has the corporate power, authority and legal right to execute and deliver the Original Agreement, the Existing Agreement, this Agreement and each Transaction Document delivered or to be delivered by it and to perform all of its obligations under the Original Agreement, the Existing Agreement, this Agreement and the Transaction Documents. The execution and delivery of the Original Agreement, the Existing Agreement, this Agreement and each Transaction Document to which Parent is a party has been duly and validly authorized by all necessary corporate action on the part of Parent, and no further corporate proceedings on the part of Parent are necessary to authorize the Original Agreement, the Existing Agreement, this Agreement and each Transaction Document to which Parent is a party, or to consummate the transactions contemplated hereby, other than the Parent Stockholder Approval.

     Section 5.3   Binding Obligation. The Original Agreement, the Existing Agreement, this Agreement and each Transaction Document delivered or to be delivered by Parent has been duly authorized, executed and delivered by Parent and assuming the valid execution and delivery by the other parties thereto constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

     Section 5.4    No Breach. None of the execution, delivery or performance by Parent of the Original Agreement, the Existing Agreement, this Agreement or any Transaction Document delivered or to be delivered by it or the consummation of the Transaction does or will, with or without the giving of notice or the lapse of time or both (a) except as would not have a Parent Material Adverse Effect, result in the creation of any Lien upon any of the properties or assets of Parent (except for Permitted Liens), or (b) conflict with, or result in a breach or violation of or a default under, or give rise to a right of amendment, termination, cancellation or acceleration of any obligation or to a loss of a benefit under (i) any Organizational Documents of Parent, (ii) any Parent Contract or (iii) assuming compliance with the matters referred to in Section 5.6 of the Parent Disclosure Statement, any Law, license, Permit or other requirement to which Parent’s properties or assets are subject, except, in the case of clauses (ii) and (iii), for any conflicts, breaches, violations or defaults as would not have a Parent Material Adverse Effect.

     Section 5.5    No Brokers. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent who is or will be entitled to any fee, commission or payment from Parent in connection with the negotiation, preparation, execution or delivery of the Original Agreement, the Existing Agreement, this Agreement or any Transaction Document or the consummation of the Transaction.

     Section 5.6    Governmental Approvals. Except as would not have a Parent Material Adverse Effect, any approval required pursuant to the HSR Act or expressly contemplated by this Agreement, no Consent or Order of, with or to any Governmental Entity is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance by Parent of the Original Agreement, the Existing Agreement, this Agreement or any Transaction Document or the consummation by Parent of the Transaction.

     Section 5.7    Capitalization.

               (a)       The Parent Disclosure Statement sets forth, as of the date hereof, (i) the authorized Equity Securities of Parent, (ii) the number of Equity Securities of Parent that are issued and outstanding, (iii) the number of Equity Securities of Parent held in treasury, and (iv) the number of Equity Securities of Parent that are reserved for issuance.

               (b)       No shares of capital stock or other securities of Parent (other than the Parent Common Stock and the Parent Warrants) are issued, reserved for issuance or outstanding. All of the outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of, and are not subject to, any preemptive rights. There are no bonds, debentures, notes or other Indebtedness of any type whatsoever of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any stockholders of Parent may vote. Other than the Parent Warrants, the rights granted to the Company under the Original Agreement, this Agreement and pursuant to the Transaction Documents, there are no outstanding options, warrants, calls, demands, stock appreciation rights, Contracts or other rights of any nature to purchase, obtain or acquire from Parent, or otherwise relating to, or any outstanding securities or obligations convertible into or exchangeable for, or any voting agreements with respect to, any shares of capital stock of Parent or any other securities of Parent and, other than as set forth in Section 5.7(b) of the Parent Disclosure Statement, Parent is not obligated, pursuant to any securities, options, warrants, calls, demands, Contracts or other rights of any nature or otherwise, now or in the future, contingently or otherwise, to issue, deliver, sell, purchase or redeem any capital stock of Parent, any other securities of Parent or any interest in or assets of Parent to or from any Person or to issue, deliver, sell, purchase or redeem any stock appreciation rights or other Contracts relating to any capital stock or other securities of Parent to or from any Person.

               (c)       Except as contemplated by the Transaction Documents, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other Contracts or understandings to which Parent is a party or by which Parent is bound with respect to any Equity Security of Parent.

               (d)       As a result of the consummation of the Transaction, no shares of capital stock, warrants, options or other securities of Parent are issuable and no rights in connection with any shares, warrants, rights, options or other securities of Parent accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

     Section 5.8    Absence of Undisclosed Liabilities.

               (a)       Parent has no Liabilities of any kind or character except for Liabilities (i) in the amounts set forth or reserved on the September 30, 2008 Parent balance sheet or the notes thereto, as included in the Form 10-Q Parent filed with the SEC on November 14, 2008 (the “September 30, 2008 Parent Balance Sheet”), including contingent liabilities, (ii) arising after September 30, 2008 in the ordinary course of business, (iii) incurred in connection with this Agreement or the Transaction, or (iv) which are not, individually or in the aggregate, material; provided, that any Liabilities outstanding as of the date hereof in excess of $25,000 individually which are not set forth or reserved on the September 30, 2008 Parent Balance Sheet are set forth in Section 5.8(a) of the Parent Disclosure Statement.

     Section 5.9    Absence of Certain Changes.

               (a)       Since September 30, 2008 and until the date of the Original Agreement, Parent has conducted its business only in the ordinary course in all material respects and there has not been a Parent Material Adverse Effect.

               (b)       Since March 31, 2008 and until the date of the Original Agreement, Parent has not taken any action which, if taken after the date hereof and prior to the Closing without the prior written consent of the Company, would violate Sections 6.1(c)(i) – (ix) hereof.

               (c)       Since the date of the Original Agreement and until the date of the Existing Agreement, Parent has complied in all material respects with its covenants and agreements in the Original Agreement. Since the date of the Existing Agreement and until the date hereof, Parent complied in all material respects with its covenants and agreements in the Existing Agreement.

     Section 5.10  Taxes.

               (a)       Parent has filed all material Tax Returns required to be filed by it (“Parent Tax Returns”) and has made correct and complete copies of all such Parent Tax Returns available to the Company. All such Parent Tax Returns were correct and complete in all material respects. All Parent Tax Returns have been timely filed with the appropriate taxing authorities in all jurisdictions in which such Parent Tax Returns are or were required to be filed or requests for extensions have been timely filed and any such extensions have been granted and have not expired.

               (b)       All material Taxes due and owing by Parent have been paid or adequate reserves for the payment thereof have been established on the September 30, 2008 Parent Balance Sheet.

               (c)       All material Taxes of Parent required to be paid with respect to any completed and settled audit, examination or deficiency Action with any taxing authority have been paid in full.

               (d)       There is no audit, examination, claim, assessment, levy, deficiency, administrative or judicial proceeding, lawsuit or refund Action pending or threatened in writing with respect to any material Taxes of Parent, and no taxing authority has given written notice of the commencement of any audit, examination or deficiency Action with respect to any such Taxes. Parent has delivered to the Company correct and complete copies of all material Tax examination reports, closing agreements and statements of Tax deficiencies assessed against or agreed to by Parent filed or received since December 31, 2006.

               (e)       There are no outstanding Contracts or waivers extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, material Taxes of Parent due for any taxable period.

               (f)       Parent has not received written notice of any claim, and, to the knowledge of Parent, no claim has ever been made, by any taxing authority in a jurisdiction where Parent does not file Parent Tax Returns that Parent is or may be subject to taxation by that jurisdiction.

               (g)       No Liens for Taxes exist with respect to any of the assets or properties of Parent, except for Permitted Liens.

               (h)       Parent has not requested, nor is the subject of or bound by, any private letter ruling, technical advise memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

               (i)       Parent has not participated in a “listed transaction,” as defined in Treasury Regulation § 1.6011 -4(b)(2).

               (j)       Parent is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

     Section 5.11  Assets and Properties.

               (a)       Parent has (i) good title to all of its real or tangible material assets and properties (whether real, personal or mixed, or tangible) (including all assets and properties recorded on the September 30, 2008 Parent Balance Sheet, other than assets and properties disposed of in the ordinary course of business since December 31, 2007) and (ii) valid leasehold interests in all of its real or tangible assets and properties which it leases, in each case (with respect to both clauses (i) and (ii) above), free and clear of any Liens, other than Permitted Liens.

               (b)       Parent does not own or lease any real property.

     Section 5.12  Contracts.

               (a)       Section 5.12 of the Parent Disclosure Statement lists all of the Parent Contracts.

               (b)       Each Parent Contract is valid, binding and enforceable against Parent and, to the knowledge of Parent, against each other party thereto in accordance with its terms, and is in full force and effect. Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any Parent Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default thereunder. To the knowledge of Parent, no other party to any Parent Contract is in material default in respect thereof, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, except in each case as would not have a Parent Material Adverse Effect.

     Section 5.13  Litigation. There are no material Actions pending or, to the knowledge of Parent, threatened, before any Governmental Entity, or before any arbitrator, of any nature, brought by or against any of Parent or, to the knowledge of Parent, any of its respective officers or directors involving or relating to Parent or the assets, properties or rights of Parent or the transactions contemplated by this Agreement. There is no material judgment, decree, injunction, rule or order of any Governmental Entity or before any arbitrator, of any nature outstanding or, to the knowledge of Parent, threatened against Parent.

     Section 5.14  Environmental Matters. Except as would not have a Parent Material Adverse Effect, Parent does not have any Liability under any applicable Environmental Law or under any Contract with respect to or as a result of the presence, discharge, generation, treatment, storage, handling, removal, disposal, transportation or Release of any Hazardous Material.

     Section 5.15  Compliance with Applicable Law. Except as would not have a Parent Material Adverse Effect, (i) Parent is in compliance and has complied with all Laws applicable to Parent and its business, and (ii) no claims or complaints from any Governmental Entities or other Persons have been asserted or received by Parent since formation related to or affecting Parent and its business and, to the knowledge of Parent, no claims or complaints are threatened, alleging that Parent is in violation of any Laws or Permits applicable to Parent and its business.

     Section 5.16  Permits. There are no Permits that are necessary for Parent to operate its business and to own and use its assets in compliance with all applicable Laws.

     Section 5.17  Insurance. Except for directors’ and officers’ liability insurance, Parent does not maintain any insurance policies or surety bonds.

     Section 5.18  Parent SEC Reports.

               (a)       Parent has timely filed all required registration statements (including the registration statement on Form S-1 (File No. 333-145759)), reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2008 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Parent SEC Reports”). None of the Parent SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Proxy Statement, Proxy Supplement or any other Parent SEC Report). The audited financial statements and unaudited interim financial statements, if any, (including, in each case, the notes and schedules, if any, thereto) included in the Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Parent as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

               (b)       The information in the Proxy Statement or any amendment or supplement thereto (other than information relating to the Company supplied by the Company for inclusion in the Proxy Statement or any amendment or supplement thereto) will not, as of the date of its distribution to the Parent Stockholders or at the time of the Parent Stockholders’ Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

     Section 5.19   Required Vote of the Parent Stockholders. The affirmative vote of holders of a majority of the shares of Parent Common Stock (i) issued in its initial public offering present and voting at the Parent Stockholders Meeting to approve the Transaction contemplated by this Agreement, (ii) present and voting to approve the issuance and sale of the Parent Common Stock (to the extent that such issuance requires stockholder approval under the rules of the American Stock Exchange), assuming a quorum is present at the Parent Stockholders Meeting, and (iii) outstanding to approve the Transaction and the amendments to the Certificate of Incorporation of Parent as required so that the Certificate of Incorporation of Parent can be amended and restated in the form set forth on Exhibit B, are the only votes of holders of securities of Parent which are required to obtain the Parent Stockholder Approval and to authorize the consummation of the

Transaction (provided that, even if such vote were obtained, the Parent Stockholder Approval shall be deemed not to have occurred if holders of 30% or more of the shares of Parent Common Stock that were issued in Parent’s initial public offering vote against the Transaction and properly elect conversion of their shares).

     Section 5.20  Transactions with Affiliates. Except as contemplated by the Transaction Documents, there are no Contracts or transactions between Parent and any other Person of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and the Exchange Act and no loans by Parent to any of its employees, officers or directors, or any of its Affiliates.

     Section 5.21  No Additional Representations. Parent acknowledges that neither the Company, its officers, directors or stockholders, nor any Person has made any representation or warranty, express or implied, of any kind, including without limitation any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and any of its representatives, in each case except as expressly set forth in Article IV (as modified by the Company Disclosure Statement).

ARTICLE VI

COVENANTS AND AGREEMENTS

     Section 6.1    Conduct of Business. Except (i) as required by the Transaction Documents or Law; (ii) as set forth in Section 6.1 of each of the Company Disclosure Statement or Parent Disclosure Statement, as applicable; (iii) in the case of the Company, with the consent in advance in writing by Parent (including, without limitation, the consent set forth in Section 6.19 hereof), such consent not to be unreasonably withheld, conditioned or delayed (except with respect to the aggregate Repurchase Amount referred to in Section 6.1(c)(iii)(B), for which any consent shall be in the Company's sole and absolute discretion); or (iv) in the case of Parent with the consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement and the Closing Date:

               (a)       The Company shall (and shall cause each of its Subsidiaries to):

                 (i)       carry on its business in all material respects in the ordinary course of business; and

                 (ii)      use reasonable best efforts to (A) preserve intact relationships with Hughes Communications, Inc. and automobile manufacturers with which it has contractual relationships (“OEM Relationships”) and (B) keep available the services of its present officers and key employees.

               (b)       The Company shall not, nor will it cause or permit any of its Subsidiaries to, do any of the following:

                 (i)        propose to adopt any amendments to or amend its Organizational Documents that would prevent, restrict or otherwise impair the consummation of the Transaction or the Reorganization Actions in accordance with the terms hereof or be reasonably expected to materially delay such consummation;

                 (ii)       except as set forth in Section 4.6(a), authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, other equity-based (whether payable in cash, securities or other property or any combination of the foregoing) commitments, subscriptions, rights to purchase or otherwise) any Equity Securities;

                 (iii)       except as may be required pursuant to rights described on Section 6.1(b)(iii) of the Company Disclosure Statement, acquire or redeem, directly or indirectly, or amend any of its securities;

                 (iv)       make any distribution or declare, pay or set aside any dividend with respect to, or split, combine or reclassify any shares of capital stock or other Equity Securities;

                 (v)        propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of it;

                 (vi)       forgive any loans to any of its employees, officers or directors, or any of its Affiliates (other than the Company’s Subsidiaries);

                 (vii)      except as permitted under the Credit Facility, (A) incur or assume any long-term or short-term Indebtedness or issue any debt securities, or (B) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens and licenses of or other grants of rights to use Business Intellectual Property in the ordinary course of business);

                 (viii)      acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity or ownership interest therein that would materially impair the consummation of the Transaction in accordance with the terms hereof or be reasonably expected to materially delay such consummation;

                 (ix)       sell or dispose of (by merger, consolidation or sale of stock or assets) any other Person or any equity or ownership interest therein (other than Permitted Liens) that would materially impair the consummation of the Transaction in accordance with the terms hereof or be reasonably expected to materially delay such consummation;

                 (x)       make any change in any of the accounting principles or practices used by it except as required by Law or GAAP, or as recommended by the independent auditors of the Company;

                 (xi)       acquire, sell, lease, license or dispose of any property or assets in any single transaction or series of related transactions, except for (A) transactions in the ordinary course of business and (B) any purchases of, or agreements to purchase, Parent Common Stock at commercially reasonable prices and terms to be mutually agreed upon by the Company and Parent (in their reasonable good faith judgment) in writing in advance of entering into any binding commitment to make any such purchase, provided that the Company shall promptly provide a copy to Parent of any such commitment when executed not later than the earlier of (A) one day from the date any such commitment is entered into and (B) one full business day prior the Parent Stockholders' Meeting;

                 (xii)         take any action, or fail to take any action, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

                 (xiii)        except with respect to any transaction with Hughes Communications, Inc. or any of its Subsidiaries, enter into, renew or amend in any material respect any transaction, agreement, arrangement or understanding between (A) the Company or any of its Subsidiaries, on the one hand, and (B) any affiliate of the Company (other than any of the Company’s Subsidiaries), on the other hand, of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (if the Company were subject thereto); provided that the Company may terminate the agreements set forth on Section 4.19(b) of the Company Disclosure Statement;

                 (xiv)        (A) amend, modify, waive, release any terms of, or grant, assign or transfer any of its material rights or claims under, any Contracts governing its OEM Relationships in a manner materially adverse to the Company or the Company’s Subsidiaries or (B) terminate any Contracts governing its OEM Relationships;

                 (xv)        change any material Tax election, amend any Tax Returns, change any Tax accounting method, settle or compromise any material Tax liability, or consent to the extension or waiver of the limitations period applicable to a material Tax claim or assessment;

                 (xvi)        enter into, amend, or extend any collective bargaining agreement; or

                 (xvii)       [intentionally omitted];

                 (xviii)       except for the issuance of Company Options in the ordinary course of business consistent with past practice to newly-hired employees, grant any stock options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Company’s capital stock or other equity-based award with respect to shares of Company Common Stock under the Company Stock Plan or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

                 (xix)        except as required under applicable Law or the terms of any Employee Benefit Plan existing as of the date of the Original Agreement, (A) increase in any manner the compensation or benefits of any of the current or former directors, executive officers, key employees, consultants, independent contractors or other service providers of the Company or its Subsidiaries (collectively, “Employees”), other than increases in the ordinary course of business for Employees (other than directors), (B) become a party to, establish, amend in any manner that increases the costs thereunder, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation (including any employee co-investment fund), severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Employee (other than (1) agreements evidencing awards and payments made under Employee Benefit Plans existing as of the date of the Original Agreement made in the ordinary course of business or (2) new arrangements with respect to Employees hired after the date hereof), (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Employee Benefit Plans or employment agreements, (D) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Employee Benefit Plan, (E) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Employee Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law, or (F) (x) hire employees in the position of executive officer (except for replacement hires or hires currently budgeted for) or (y) terminate the employment of any executive officer, other than termination for cause;

                 (xx)        [intentionally omitted];

                 (xxi)        settle or compromise any pending or threatened Action or pay, discharge or satisfy or agree to pay, discharge or satisfy any Liability, in each case which is material to the business (other than (A) the payment of Liabilities in the ordinary course of business, (B) the payment of Liabilities existing on the date of the Original Agreement pursuant to their terms and (C) the satisfaction of up to $13 million of the Company’s outstanding trade payables through the issuance of the Company Series B Preferred Stock);

                 (xxii)        enter into, renew or amend in any material respect any transaction, agreement, arrangement or understanding between (A) the Company or any of its Subsidiaries, on the one hand, and (B) any affiliate of the Company (other than any of the Company’s Subsidiaries), on the other hand, of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (if the Company were subject thereto);

                 (xxiii)        (A) enter into a Contract that would be deemed a Company Material Contract hereunder if in effect as of the date hereof (except the Series B Financing Agreements) or (B) amend or modify in any material respect or terminate any Company Material Contract, or waive, release, grant, assign or transfer any of its material rights or claims thereunder.

                 (xxiv)    terminate, modify or amend the Series B Financing Agreements, waive any rights thereunder, fail to comply with any of its obligations thereunder, or fail to enforce any of its rights thereunder;

                 (xxv)     waive, settle, or release any material rights or claims of it (including material claims or rights relating to Business Intellectual Property) against third parties; or

                 (xxvi)    enter into a Contract to do any of the foregoing or, notwithstanding anything in this Section 6.1(b), knowingly take (A) any action which is reasonably expected to result in any of the conditions to the consummation of the Transaction not being satisfied or (B) any action which would materially impair the consummation of the Transaction in accordance with the terms hereof or be reasonably expected to materially delay such consummation (it being understood, for purposes of clarity, that this Section 6.1(b)(xxvi) shall not restrict the Company from terminating this Agreement in accordance with Section 8.1 hereof to the extent it is entitled to do so pursuant thereto).

               (c)       Parent shall not do any of the following:

                 (i)         propose to adopt any amendments to or amend its Organizational Documents (other than as provided in Section 6.2 and Section 6.12);

                 (ii)        except as required to consummate the Transaction and to comply with this Agreement, authorize for issuance, issue, sell, deliver (whether through the issuance or granting of options, warrants, other equity-based (whether payable in cash, securities or other property or any combination of the foregoing) securities) any of its securities;

                 (iii)        acquire or redeem, directly or indirectly, or amend any of its securities or make any distribution or declare, pay or set aside any dividend with respect to, or split, combine or reclassify any of its equity interests or any shares of capital stock, except, in each case, in connection with (A) the exercise of conversion rights by Parent stockholders pursuant to paragraph C of Article Seventh of Parent’s Amended and Restated Certificate of Incorporation and (B) repurchases, or agreements to repurchase, by Parent from Parent’s Public Stockholders (as such term is defined in the Investment Management Trust Agreement governing the Trust Account) of Parent Common Stock with a gross purchase price in the aggregate of up to the Repurchase Amount (“Parent Repurchases”) at commercially reasonable prices and terms to be mutually agreed upon by the Company and Parent (in their reasonable good faith judgment) in writing in advance of entering into any binding commitment to make any such repurchase, provided that Parent shall promptly provide a copy to the Company of any such commitment when executed not later than the earlier of (A) one day from the date any such commitment is entered into and (B) one full business day prior the Parent Stockholders' Meeting;

                 (iv)        propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

                 (v)         make any change in any of the accounting principles or practices used by Parent except as required by changes in GAAP;

                 (vi)         take any action, or fail to take any action, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

                 (vii)        change any material Tax election, amend any Tax Returns, change any Tax accounting method, settle or compromise any material Tax liability, or consent to the extension or waiver of the limitations period applicable to a material Tax claim or assessment;

                 (viii)       enter into any Contract to do any of the foregoing or knowingly take any action which is reasonably expected to result in any of the conditions to the consummation of the Transaction not being satisfied or knowingly take any action which would materially impair its ability to consummate the Transaction in accordance with the terms hereof or be reasonably expected to materially delay such consummation (it being understood, for purposes of clarity, that this Section 6.1(c)(viii) shall not restrict Parent from terminating this Agreement in accordance with Section 8.1 hereof to the extent it is entitled to do so pursuant thereto);

                 (ix)        except for contracts relating to Parent Repurchases, enter into a Contract that would be deemed a Parent Contract hereunder if in effect as of the date hereof; or

                 (x)         take any action after the delivery of the Working Capital Certificate that would cause the Working Capital Certificate to be inaccurate in any material respect.

     Section 6.2    Proxy Statement; Parent Stockholders’ Meeting.

               (a)       As promptly as practicable after the execution of this Agreement, Parent will prepare and file a supplement to the Proxy Statement with the SEC which shall describe the amendment to the Existing Agreement embodied in this Agreement, the transactions contemplated by the Series B Financing Agreements and such other matters as the parties shall reasonably agree (the “Proxy Supplement”). Parent will respond to any comments of the SEC, and Parent will use its commercially reasonable efforts to mail (if required under law) the Proxy Supplement to its stockholders as promptly as practicable. As promptly as practicable after the execution of this Agreement, Parent will prepare and file any other filings required under the Securities Act or the Exchange Act or any other Federal, foreign or Blue Sky Laws relating to the Transaction (collectively, the “Other Filings”). Parent will notify the Company promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other governmental officials for amendments or supplements to the Proxy Statement (or any supplement or amendment thereto) or any Other Filing or for additional information and will supply the Company with copies of all correspondence between Parent or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Proxy Statement or any Other Filing. Parent shall permit the

Company to participate in the preparation of the Proxy Supplement and any exhibits, amendment or supplement thereto and shall consult with the Company and its advisors concerning any comments from the SEC with respect thereto and shall not file the Proxy Statement, Proxy Supplement or any exhibits, amendments or supplements thereto or any response letters to any comments from the SEC without the prior consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed (it being understood and agreed that it shall not be deemed reasonable to withhold, condition or delay consent to prevent or object to the disclosure of a fact, circumstance or item that is required to be disclosed by applicable Law, rule or regulation or by the staff of the SEC after reasonable consideration of all relevant facts and circumstances). Parent agrees that the Proxy Statement and the Other Filings does and will comply in all material respects with all applicable Laws and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or any Other Filing, the Company or Parent, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to Parent Stockholders, such amendment or supplement. The Proxy Statement has been, and the Proxy Supplement will be, sent to the Parent Stockholders for the purpose of soliciting proxies from Parent Stockholders to vote in favor of (i) approval of the Initial Business Combination contemplated by this Agreement; (ii) the issuance and sale of the Parent Common Stock to the extent that such issuance requires stockholder approval under the rules of the applicable stock exchange; and (iii) approving amendments to the Certificate of Incorporation of Parent as required so that the Certificate of Incorporation of Parent can be amended and restated in the form set forth on Exhibit B (the matters described in clauses (i) through (iii), the “Voting Matters”).

               (b)       Parent has called for a meeting of the Parent Stockholders on March 25, 2009, or such other date as may be mutually agreed upon by the Company and Parent (the “Parent Stockholders’ Meeting”) in accordance with the DGCL and has solicited and will continue to solicit proxies from such holders to vote in favor of the approval of the Transaction and the other Voting Matters.

               (c)       Parent shall comply, and the Company shall provide Parent with such information concerning the Company reasonably requested by Parent that is necessary for the information concerning the Company in the Proxy Statement and the Proxy Supplement to comply, with all applicable provisions of and rules under the Exchange Act and other applicable federal securities laws and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Supplement, the solicitation of proxies thereunder, and the calling and holding of the Parent Stockholders’ Meeting. Without limiting the foregoing, Parent represents and warrants that the Proxy Statement did not, as of the date on which it was distributed to the Parent Stockholders, and will not as of the date of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Proxy Statement).

               (d)       Subject to its fiduciary duties under Delaware Law, the Parent Board of Directors shall recommend that the Parent Stockholders vote in favor of approval of the Transaction and the other Voting Matters, and Parent, acting through the Parent Board of Directors, shall include in the Proxy Statement such recommendation, and shall otherwise use best efforts to obtain the Parent Stockholder Approval; provided that under no circumstances shall Parent’s directors, officers or shareholders be required to expend any personal funds (other than reasonable business expenses reimbursable by Parent), incur any liabilities or bring (or threaten to bring) any Action against a third party in order to obtain the Parent Stockholder Approval. This Section 6.2(d) shall not be construed to require Parent to be required to make any payment to any shareholder in exchange for such shareholder’s vote in favor of the Merger. The Company shall use reasonable best efforts to assist Parent in obtaining the Parent Stockholder Approval, including by participating in customary investor presentations and road shows.

               (e)       The Company shall review the Proxy Supplement and shall ensure and shall confirm in writing to Parent, as of the date of mailing the Proxy Supplement to Parent Stockholders, that the information relating to the Company contained in the Proxy Statement and Proxy Supplement does not, to the knowledge of the Company, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (the “Proxy Supplement Confirmation”). From and after the date on which the Proxy Supplement is mailed to the Parent Stockholders, the Company will give Parent written notice of any action taken or not taken by the Company or its Subsidiaries which is known by the Company to cause the Proxy Supplement Confirmation to be incorrect or inaccurate in any material respect; provided that, if any such action shall be taken or fail to be taken, the Company and Parent shall cooperate fully to cause an amendment to be made to the Proxy Statement such that the Proxy Supplement Confirmation is no longer incorrect or inaccurate in any material respect with respect to any information concerning the Company required to be included in the Proxy Statement.

     Section 6.3    Directors and Officers of Parent After Closing. Parent and the Company shall take all necessary action so that the persons listed on Section 6.3 of the Company Disclosure Statement are appointed or elected, as applicable, to the position of directors of Parent, to serve in such positions effective immediately after the Closing.

     Section 6.4    Governmental Filings. In furtherance of the obligations set forth in Section 6.8, if required pursuant to the HSR Act, as promptly as practicable after the date of this Agreement, Parent and the Company shall each prepare and file the notification required of it thereunder in connection with the Transaction and shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities. Parent and the Company shall use reasonable best efforts to (a) determine whether any registrations, declarations or filings are required to be made with, or consents permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (b) timely make all such registrations, declarations or filings and timely obtain all such consents, permits, authorizations or approvals (including with respect to the HSR Act, if applicable) and (c) take all reasonable steps as may be necessary to avoid any Action by any Governmental Entity. Parent and the Company shall (1) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Transaction; (2) give the other prompt notice of the commencement of any Action by or before any Governmental Entity with respect to the Transaction; and (3) keep the other reasonably informed as to the status of any such Action. Filing fees with respect to the notifications required under the HSR Act and with respect to any other approvals or filings with Governmental Entities shall be paid by Company.

     Section 6.5    Required Information.

               (a)       The Company and Parent each shall, upon request by the other, furnish the other with all information concerning themselves and their Subsidiaries (if any), their respective directors, officers, stockholders and partners (including the directors of Parent to be elected effective as of the Closing) and such other matters as may be reasonably necessary or advisable in connection with the Transaction, or any other statement, filing, notice or application made by or on behalf of the Company and Parent to any third party and/or any Governmental Entity in connection with the Transaction.

               (b)       From the date hereof through the Closing Date, each of the parties will provide to the other parties and their respective Representatives full access during normal business hours to their respective properties, books, records, employees to make or cause to be made such review of the business, the assets, properties and Liabilities and financial and legal condition as any party deems necessary or advisable, provided that any such review shall not interfere unnecessarily with normal operations of the Company and Parent.

     Section 6.6    Confidentiality. Each of the Company and Parent agree that all information exchanged in connection with the Merger (and not required to be filed with the SEC pursuant to applicable Law) shall be subject to the Mutual Confidentiality and Non-Disclosure Agreement, dated as of February 25, 2008, between the Company and Parent (the “Confidentiality Agreement”), which shall remain in full force and effect pursuant to its terms.

     Section 6.7    Public Disclosure. From the date of this Agreement until the Closing or termination, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the Transaction, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the Transaction without the prior consent of Parent (in the case of the Company) or the Company (in the case of Parent), except as required by any Laws or by the rules and regulations of, or pursuant to any agreement of, a stock exchange. Each party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any party determines that it is required by any Laws or by the rules and regulations of, or pursuant to any agreement with, a stock exchange, to make this Agreement and the terms of the Transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, to the extent permitted by Law, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure and give the other party reasonable time to comment on such release or announcement in advance of such issuance. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors. The parties hereto acknowledge that Parent will be required by Law to file with the SEC a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement and to abide by certain contractual disclosure obligations of Parent of which the Company is aware.

     Section 6.8    Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement and except where a different standard is expressly applicable, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transaction, including using reasonable best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article III to be satisfied; (ii) the obtaining of all consents, approvals or waivers from third parties required to consummate the Transaction; (iii) the defending of any Actions challenging this Agreement or the consummation of the Transaction, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (iv) the execution or delivery of any additional instruments reasonably necessary to consummate the Transaction, and to fully carry out the purposes of this Agreement, including, without limitation, providing certificates as to factual matters in connection with legal opinions.

     Section 6.9    Notices of Certain Events. From the date hereof through the earlier of the Closing Date or termination of this Agreement, the Company will notify Parent, and Parent will notify the Company, of: (i) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transaction or the Reorganization Actions; and (ii) any Action commenced affecting the Company or Parent, the assets, Liabilities or employees of the Company or Parent, or the consummation of the Transaction. No notice pursuant to this Section will affect any representations or warranties, covenants, obligations, agreements or conditions set forth herein or otherwise affect any available remedies.

     Section 6.10  Directors’ and Officers’ Insurance. From and after the Closing Date and until the six year anniversary of the Closing Date, Parent shall maintain in effect directors’ and officers’ liability insurance (or, at Parent’s option, a “tail” insurance policy) covering those Persons covered by the directors’ and officers’ liability insurance maintained by Parent as of the date hereof for any actions taken by them or omissions by them on or before the Closing Date with the same directors’ and officers’ liability insurance coverage as may be provided from time to time by Parent to its then existing directors and officers; provided that, in no event will Parent be required to expend in the aggregate amounts in any year in excess of 250% of the amount of the last annual premium for such insurance, as set forth on the Parent Disclosure Statement, to cover its then existing directors and officers (in which event, Parent shall purchase the greatest coverage available for such amount). Nothing in this Section 6.10 shall affect the right of any directors or officers that continue their employment with Parent to participate in any directors’ and officers’ liability insurance policy in effect after the Closing for actions taken after the Closing.

     Section 6.11   Notice of Changes. The Company, on the one hand, and Parent, on the other hand, will give prompt notice to the other upon becoming aware of (i) the discovery or occurrence, or failure to occur, of any event or circumstance which causes, or would reasonably be likely to cause, any representation or warranty of such party contained in any Transaction Document to be untrue or inaccurate, or (ii) any failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under any Transaction Document on or prior to the Closing Date, where, in the case of (i) and (ii), such discovery, occurrence or failure would, with respect to the Company, permit the Company to terminate this Agreement pursuant to Section 8.1(e) (disregarding the cure periods therein) or, with respect to Parent, permit Parent to terminate this Agreement pursuant to Section 8.1(d) (disregarding the cure periods therein). No notice pursuant to this Section 6.11(a) will affect any representations or warranties, covenants, agreements, obligations or conditions set forth herein or limit or otherwise affect any available remedies.

     Section 6.12   Amended and Restated Parent Organizational Documents. At the Closing, Parent shall (x) amend its Certificate of Incorporation, substantially on terms as set forth in Exhibit B, with such changes therein as may be approved by Parent and the Company, and (y) amend its Bylaws, substantially on terms as set forth in Exhibit C, with such changes therein as may be approved by Parent and the Company.

     Section 6.13   Trust Waiver. The Company hereby acknowledges that Parent is a recently organized blank check company formed for the purpose of acquiring (an “Initial Business Combination”) one or more businesses or assets. The Company further acknowledges that Parent’s sole assets consist of the cash proceeds of the recent public offering (the “IPO”) and private placements of its securities, and that substantially all of those proceeds have been deposited in a trust account with a third party (the “Trust Account”) for the benefit of Parent, certain of its stockholders and the underwriters of its IPO. The monies in the Trust Account may be disbursed only (i) to Parent from time to time to cover any tax obligations owed by Parent; (ii) to Parent in limited amounts from time to time (and in no event more than $1,800,000 in total) in order to permit Parent to pay its operating expenses; (iii) to Parent upon completion of an Initial Business Combination; and (iv) if Parent fails to complete an Initial Business Combination within the allotted time period and liquidates, subject to the terms of the agreement governing the Trust Account, to Parent’s Public Stockholders (as such term is defined in the agreement governing the Trust Account). For and in consideration of Parent’s agreement to enter into this Agreement, the Company hereby waives any right, title, interest or claim of any kind (any “Claim”) it has or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse (whether directly or indirectly) against the Trust Account or any funds distributed therefrom (except amounts released to Parent as described in clause (i) above) as a result of, or arising out of, any Claims against Parent or otherwise arising under this Agreement or otherwise.

     Section 6.14  No Solicitation.

               (a)       From the date hereof through the earlier of the Closing Date or termination of this Agreement, none of the Company or the Permitted Holders shall authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) furnish any confidential information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, or have discussions with any third party that is seeking to make, or has made, a Company Acquisition Proposal, or (ii) enter into any agreement with respect to a Company Acquisition Proposal.

               (b)       From the date hereof through the earlier of the Closing Date or termination of this Agreement, Parent shall not authorize or permit any of its officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, make any Parent Acquisition Proposal, enter into any agreement with respect to a Parent Acquisition Proposal or have discussions with any third party with respect to a Parent Acquisition Proposal, provided that Parent and its representatives may engage in such discussions with a third party if (A) it is in response to an unsolicited bona fide proposal or offer made by such third party, (B) the Parent Board of Directors has determined in good faith, after consultation with its legal and financial advisors, that such proposal or offer is reasonably likely to be more favorable to Parent and its stockholders than the Transactions and (C) the Parent Board of Directors determines in good faith (after consultation with outside legal counsel) that the failure to engage in such discussions would cause it to violate its fiduciary duties under Delaware law.

               (c)       The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 6.14 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that the Company or Parent, as the case may be, shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 6.14 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, specific performance being the sole remedy with respect to this Section 6.14 if it is available. Without limiting the foregoing, it is understood that any violation of the restriction set forth above by (A) any officer, director, employee, investment banker, attorney, accountant, consultant or other agent or advisor of the Company or any officer, director, employee or agent acting on behalf of the Permitted Holder shall be deemed to be a breach of this Agreement by the Company and (B) any officer, director, employee, investment banker, attorney, accountant, consultant or other agent or advisor of Parent shall be deemed to be a breach of this Agreement by Parent.

     Section 6.15  Additional Agreements. The parties agree to use their reasonable best efforts to finalize the Additional Agreements (including the Escrow Agreement) as soon as reasonably practicable following the date hereof.

     Section 6.16  Reservation of Parent Shares. At least 48 hours prior to the Closing, Parent shall reserve a sufficient number of shares of Parent Common Stock, based on a good faith estimate of the Parent Board of Directors after a review of Sections 2.6(d) and (g) of the Company Disclosure Statement, to be available for issuance upon exercise of all of the Converted Options.

     Section 6.17    Pre-Closing Confirmation and Certification. Not later than 72 hours prior to the Closing, Parent shall (i) give the trustee of the Trust Account advance notice of the Effective Time, (ii) use best efforts to cause the trustee of the Trust Fund to provide a written confirmation to the Company confirming the dollar amount of the Trust Fund balance held in the Trust Account that will be released to the Surviving Corporation upon consummation of the Merger, and (iii) provide a certificate signed by each of the Chief Executive Officer and Chief Financial Officer of Parent in the form of Exhibit H hereto (the “Working Capital Certificate”), which shall set forth the Estimated Working Capital Shortfall, if any. Within 48 hours prior to the Closing, the Company shall revise Sections 2.6(d) and (g) of the Company Disclosure Statement as necessary to reflect the final allocation of the Transaction Shares and Converted Options based upon the final Common Exchange Ratio.

     Section 6.18    Company Stockholder Representation Letters. To the extent reasonably required for compliance with the Securities Act, the Company shall use its commercially reasonable best efforts to obtain from each Company Stockholder as soon as practicable after the date hereof reasonable and customary investor representations made to Parent in writing (to the extent that Parent has not already received such representations from the Company Stockholder).

     Section 6.19    Consent. By execution and delivery of this Agreement, Parent shall be deemed to consent to the issuance and sale of the Company Series B Preferred Stock to the Series B Preferred Holders and the other transactions and agreements set forth in and contemplated by the Series B Financing Agreements, on the terms and in the manner set forth in such agreements, including the Amended and Restated Investor Rights and Voting Agreement, the Amended and Restated Co-Sale Agreement, the Amended and Restated Registration Rights Agreement, dated as of March 12, 2009, by and among the Company, Communications Investors LLC and the Series B Preferred Holders and the Engagement Letter Agreement, dated as of March 3, 2009, by and between the Company and Trivergance, LLC.

     Section 6.20    Company Series B Preferred Stock. Notwithstanding anything to the contrary, nothing in this Article VI shall limit the Company’s ability to perform its obligations under the Series B Financing Agreements, including, without limitation, Section 8.1 in the Stock Purchase Agreement.

ARTICLE VII

INDEMNIFICATION

     Section 7.1     Survival of Representations, Warranties and Covenants. If the Transaction is consummated, the representations and warranties of the Company set forth in this Agreement, any Transaction Document or in any certificate delivered in connection with this Agreement shall survive the Closing and continue in full force and effect for a period of fifteen (15) months thereafter (the “Survival Period”). The representations and warranties of Parent shall not survive the Closing. The covenants of the Company and Parent contained in this Agreement shall survive the Closing indefinitely or until, by their respective terms, they are no longer operative. Any claim made by Parent under this Article VII prior to the end of the Survival Period shall be preserved despite the subsequent expiration of the Survival Period and any claim notice sent prior to the expiration of the Survival Period shall survive until final resolution thereof.

     Section 7.2    Indemnification of Parent.

               (a)       Subject to the terms and conditions of this Article VII and the consummation of the Merger, and in accordance with the Second Amended and Restated Company Support Agreement, the Escrowed Indemnity Shares (including the First Target Indemnity Shares, the Second Target Indemnity Shares and the Third Target Indemnity Shares) shall be used to indemnify and defend, save and hold harmless Parent, the Surviving Corporation and their respective directors, officers, agents, employees, successors and assigns (the “Parent Indemnitees”) from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Parent Indemnitee by reason of, arising out of or resulting from:

                 (i)       the inaccuracy or breach of any representation or warranty of the Company contained in or made pursuant to this Agreement, any Transaction Document, any schedule or any certificate delivered by the Company to Parent pursuant to this Agreement with respect hereto or thereto in connection with the Closing;

                 (ii)       the non-fulfillment or breach of any covenant or agreement of the Company contained in this Agreement;

                 (iii)       Excluded Taxes; and

                 (iv)       Parent’s enforcement of its rights under this Section 7.2.

               (b)       Subject to the other limitations contained herein, the Parent Indemnitees shall be entitled to be indemnified in respect of Section 7.2(a) (other than in the case of the exceptions in the final proviso of this Section 7.2(b)) exclusively from the Escrowed Indemnity Shares (including the First Target Indemnity Shares, the Second Target Indemnity Shares and the Third Target Indemnity Shares) in accordance with the Escrow Agreement, and such Escrowed Indemnity Shares (including the First Target Indemnity Shares, the Second Target Indemnity Shares and the Third Target Indemnity Shares) shall constitute the sole source of recovery for any claims by Parent Indemnitees arising under this Agreement; provided that no Losses of any Parent Indemnitees shall be indemnifiable pursuant to Section 7.2(a) unless and until the aggregate amount of all such Losses otherwise payable exceeds $2,000,000 (the “Deductible”), in which event the amount payable shall include all amounts included in the Deductible and all future amounts that become payable thereafter under this Article VII; provided, further, that the aggregate indemnification for Losses pursuant to this Article VII shall not in any event exceed the value of Escrowed Indemnity Shares (including the First Target Indemnity Shares, the Second Target Indemnity Shares and the Third Target Indemnity Shares) as determined pursuant to Section 7.3(b); provided, further, that nothing in this Article VII shall preclude or in any way restrict any Parent Indemnitee from seeking additional remedies in respect of Losses resulting from fraud or willful misrepresentation.

               (c)       As used in this Article VII, the term “Losses” shall include all losses, liabilities, damages, Taxes, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid. Solely for the purposes of determining the amount of any Losses for which Parent may be entitled to indemnification pursuant to this Article VII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Company Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

     Section 7.3    Indemnification of Third Party Claims. The indemnification obligations and liabilities under this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought by third parties which may give rise to indemnification for Losses hereunder (a “Third Party Claim”) shall be subject to the following terms and conditions:

               (a)       The Surviving Corporation will give the Escrow Representative and the Unaffiliated Directors written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”) which shall set forth, to the extent reasonably knowable (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance; provided, however, that the failure of the Surviving Corporation to give written notice to the Escrow Representative shall not affect the indemnification obligations hereunder.

               (b)       The Unaffiliated Directors shall, in the name and on behalf of the Surviving Corporation, defend, contest or otherwise protect the Parent Indemnitees against the Third Party Claim and the Unaffiliated Directors, on behalf of the Surviving Corporation, shall be entitled to claim, for and on behalf of the Surviving Corporation, all or a portion of the Escrowed Indemnity Shares (including the First Target Indemnity Shares, the Second Target Indemnity Shares and the Third Target Indemnity Shares) as reimbursement for costs and expenses incurred in such defense.

     Section 7.4    Payments.

               (a)       All amounts payable to the Surviving Corporation or any of the Parent Indemnitees with respect to Losses pursuant to this Article VII shall be (i) settled with respect to Section 7.2(a) solely by collection of Escrowed Indemnity Shares (including the First Target Indemnity Shares, the Second Target Indemnity Shares and the Third Target Indemnity Shares) from the Escrow Agent pursuant to the Escrow Agreement, until all such shares have been so collected (or are subject to such collection), or are otherwise released, from escrow pursuant to the Escrow Agreement and (ii) shall be net of any Tax benefit realized (or that the Surviving Corporation in good faith determines to be reasonably likely to be realized) by the Surviving Corporation or any of the Parent Indemnitees. Any indemnification obligations hereunder shall be settled first by recourse against the Escrowed Indemnity Shares which are not Escrowed

Earnout Shares and then by recourse on a pro rata basis against First Target Indemnity Shares, Second Target Indemnity Shares and Third Target Indemnity Shares.

               (b)       The value of each Escrowed Indemnity Share (including the First Target Indemnity Shares, Second Target Indemnity Shares and Third Target Indemnity Shares) for purposes of making payments to the Surviving Corporation or any of the Parent Indemnitees on account of Losses in accordance with the provisions of this Article VII shall be deemed to be the Closing Price of Parent Common Stock on the date of payment to a Parent Indemnitee.

               (c)       Except in the case of fraud, willful misrepresentation, or intentional breach, the indemnification provisions set forth in this Article VII shall be the sole and exclusive remedy of the parties after the Closing for damages with respect to the transactions contemplated hereby. Each party agrees that the other party, its agents and representatives (each of whom shall be third party beneficiaries of this provision) shall have no liability to the first party except as set forth in this Agreement or the other Transaction Documents and except to the extent of such other party’s, such agent’s or such representative’s fraud, willful misrepresentation or intentional breach.

               (d)       Notwithstanding anything contained herein to the contrary and for the avoidance of doubt, no Parent Indemnitee shall have recourse against the Per Share Preferred Merger Consideration received by a Person who prior to the Effective Time holds Company Series B Preferred Stock, and no such Person shall have any indemnification obligation to any Parent Indemnitee hereunder for any reason whatsoever in such Person's capacity as a Series B Preferred Holder (it being understood, for purposes of clarity, that this Section 7.4(d) shall not apply to any Escrowed Indemnity Shares held by such Person).

     Section 7.5    Escrow Representative.

               (a)       Communications Investors LLC is hereby designated by the Company and its Company Common Equityholders to serve as the agent of such Company Common Equityholders, as the initial Escrow Representative hereunder with respect to the matters set forth in this Article VII and by its signature below it hereby acknowledges such appointment and agrees to serve in such capacity on the terms and subject to the conditions set forth herein and in the Escrow Agreement. Effective only upon the Effective Time, the Escrow Representative (including any successor or successors thereto) shall act as the representative of the Company Common Equityholders, and shall be authorized to act on behalf of the Company Common Equityholders and to take any and all actions required or permitted to be taken by the Escrow Representative under this Article VII with respect to any claims made by any Parent Indemnitee for indemnification pursuant to this Article VII (including, without limitation, the exercise of the power to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, any claims for indemnification). The Escrow Representative shall be the only party entitled to assert the rights of the Company Common Equityholders hereunder and the Escrow Representative shall perform all of the obligations (other than payment) of the Company Common Equityholders under this Article VII. Any Person shall be entitled to rely on all statements, representations and decisions of the Escrow Representative. For the purposes of this Section 7.5, “Company Common Equityholders” means the holders of Company Common Stock and any Company Options immediately prior to the Effective Time.

               (b)       The Company Common Equityholders shall be bound by all actions taken by the Escrow Representative in his, her or its capacity as such. The Escrow Representative shall promptly, and in any event within ten (10) Business Days, provide written notice to the Company Common Equityholders of any action taken on behalf of them by the Escrow Representative pursuant to the authority delegated to the Escrow Representative under this Article VII. Neither the Escrow Representative nor any of its directors, officers, agents or employees, if any, shall be liable to any person for any error of judgment, or any action taken, suffered or omitted to be taken under this Agreement, except in the case of its gross negligence or willful misconduct. The Escrow Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement.

               (c)       The Escrow Representative shall not be authorized to incur any expense, hire any consultant, advisor or legal counsel, or take any action other than (i) as expressly authorized by this Agreement or the Escrow Agreement or (ii) upon the written request of the Company Common Equityholders entitled to a majority of the Escrowed Indemnity Shares. Each Company Common Equityholder shall jointly and severally indemnify the Escrow Representative from and against such Company Common Equityholder’s ratable share of any and all liabilities, losses, damages, claims, costs or expenses (including the reasonable fees and expenses of any legal counsel retained by the Escrow Representative) suffered or incurred by the Escrow Representative arising out of or resulting from any such action taken or omitted to be taken by the Escrow Representative in its capacity as Escrow Representative under this Article VII. The Escrow Representative shall not be entitled to any compensation for his, her or its services in such capacity.

               (d)       In the event that the Escrow Representative shall resign or be unable to act for any reason, the Escrow Representative (or his, her or its legal representative) shall select a successor Escrow Representative to fill such vacancy, and such successor shall be deemed to be the Escrow Representative for all purposes of this Agreement. Upon the appointment of a successor Escrow Representative under this Agreement, such successor Escrow Representative will succeed to and become vested with all of the rights, powers, privileges and duties of the predecessor Escrow Representative under this Agreement, and the predecessor Escrow Representative will be discharged from such predecessor Escrow Representative’s duties and obligations under this Agreement.

     Section 7.6    Parent Independent Directors. For purposes of this Article VII and the other provisions of this Agreement relating to the amendment, waiver or termination of this Agreement, indemnification, the delivery or cancellation of the Escrowed Earnout Shares or Escrowed Indemnity Shares, the achievement of the Targets or the Escrow Agreement (or any disputes relating to the foregoing), from and after the Closing, all actions to be performed or decisions to be made by Parent or the Surviving Corporation shall be controlled by Marc Byron or a Replacement Director (as defined in the Term Sheet for the Parent Shareholders Agreement at Exhibit F hereto) (or, if there is no such person on the Parent Board of Directors at such time, then an “independent” director as defined in the applicable stock exchange rules and that has not had, for the preceding two years, a material relationship with Apollo Global Management, LLC or its affiliates (the “Unaffiliated Directors”)), which person shall be authorized to take actions contemplated by this Section 7.6 prior to the Closing Date by all the members of the Parent

Board of Directors; provided, that if Mr. Byron or any other director has a personal interest in any such matter, an Unaffiliated Director who has no personal interest in such matter shall control such actions or decisions.

ARTICLE VIII

TERMINATION

     Section 8.1    Termination. This Agreement may be terminated and the Transaction abandoned at any time prior to the Closing Date:

               (a)       by the mutual written agreement of Parent and the Company;

               (b)       by written notice by Parent to the Company or by the Company to Parent, if the Closing Date shall not have occurred on or before the Termination Date, provided that no party may terminate this Agreement pursuant to this Section 8.1(b) if such failure of the Closing Date to occur by the Termination Date is due to such party’s breach or violation of any representation, warranty, covenant or agreement herein;

               (c)       by written notice by Parent to the Company or by the Company to Parent, if there shall be any Law that makes illegal, permanently restrains, enjoins, or otherwise prohibits consummation of the Transaction and such Law shall not be subject to appeal or shall have become final and unappealable, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used such efforts as may be required by Sections 6.4 and 6.8 to prevent, oppose and remove such Law;

               (d)       by written notice by Parent to the Company, if there shall have been a breach of, inaccuracy in, or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company set forth in this Agreement shall have become untrue, in any such case such that the conditions set forth in Section 3.2(a) or Section 3.2(b), as the case may be, would not be satisfied, provided that if such breach is curable by the Company prior to the Termination Date through the exercise of the Company’s reasonable best efforts, then for so long as the Company continues to exercise reasonable best efforts to cure the same, Parent may not terminate this Agreement pursuant to this Section 8.1(d) prior to the earlier of the Termination Date or that date which is 45 days following the Company’s receipt of written notice from Parent of such breach, it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(d) if such breach by the Company is cured within such 45-day period so that the conditions would then be satisfied;

               (e)       by written notice by the Company to Parent, if there shall have been a breach of, inaccuracy in, or failure to perform any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent set forth in this Agreement shall have become untrue, in any such case such that the conditions set forth in Section 3.3(a) or Section 3.3(b), as the case may be, would not be satisfied, provided that if such breach is curable by Parent prior to the Termination Date through the exercise of its reasonable best efforts, then for so long as Parent continues to exercise such reasonable best efforts to cure the same, the Company may not terminate this Agreement pursuant to this Section 8.1(e);

               (f)       by written notice by the Company (if the Company is not then in material breach of its obligations under this Agreement) if the Parent Board of Directors effects a Change in Recommendation; or

               (g)       by written notice by the Company to Parent or by written notice by Parent to the Company if the Parent Stockholder Approval is not obtained at the Parent Stockholders’ Meeting (as the same may be adjourned or postponed from time to time but not later than the Termination Date).

     Section 8.2    Effect of Termination. Except as otherwise set forth in this Section 8.2, any termination of this Agreement under Section 8.1 will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall thereafter become void and have no further force or effect without any liability on the part of any party or its Affiliates or Representatives in respect thereof, except (i) as set forth in Sections 6.6 and 6.13, this Section 8.2, Article IX and Exhibit A, each of which shall survive the termination of this Agreement, and (ii) that nothing herein will relieve any party from liability for any fraud, willful misrepresentation or intentional breach of this Agreement.

ARTICLE IX

GENERAL PROVISIONS

     Section 9.1    Assignment. No party to this Agreement will convey, assign or otherwise transfer any of its rights or obligations under this Agreement or any other Transaction Document without the prior written consent of the Company or the Escrow Representative (in the case of an assignment by Parent) or of Parent (in the case of an assignment by the Company or the Escrow Representative). Any conveyance, assignment or transfer requiring the prior written consent of the Escrow Representative, the Company or Parent which is made without such consent will be void ab initio. No assignment will relieve the assigning party of its obligations hereunder or thereunder.

     Section 9.2   Parties in Interest. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns. Except as provided in Section 7.4(d) with respect to holders of Company Series B Preferred Stock (solely in their capacity as Series B Preferred Holders), this Agreement is not made for the benefit of any Person not a party hereto, and no Person other than the parties hereto or their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement.

     Section 9.3   Amendment. Prior to the Closing, this Agreement may not be amended except by a written agreement executed by Parent and the Company. From and after the Closing, any amendment shall require the written consent of Parent and the Escrow Representative;

provided, that any amendment to this Agreement consented to by Parent after the Closing must be approved by a majority of the Unaffiliated Directors.

     Section 9.4    Waiver; Remedies. No failure or delay on the part of Parent, the Company, or the Escrow Representative in exercising any right, power or privilege under this Agreement or any other Transaction Document will operate as a waiver thereof, nor will any waiver on the part of Parent, the Company or the Escrow Representative of any right, power or privilege under this Agreement or any other Transaction Document operate as a waiver of any other right, power or privilege under this Agreement or any other Transaction Document, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Agreement or any other Transaction Document. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or in equity.

     Section 9.5    Expenses. All fees and expenses incurred in connection with the Transaction, including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated thereby, shall be the obligation of the respective party incurring such fees and expenses.

     Section 9.6    Notices. All notices, requests, claims, demands and other communications required or permitted to be given under any Transaction Document shall be in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified; (b) when received when sent by fax by the party to be notified; provided, however, that notices given by fax shall not be effective unless either (i) a duplicate copy of such fax notice is promptly given by one of the other methods described in this Section 9.6, or (ii) the receiving party delivers a written confirmation of receipt for such notice either by fax or any other method described in this Section 9.6; (c) one Business Day after deposit with a reputable overnight courier, prepaid for overnight delivery and addressed as set forth in (d), provided that the sending party receives a confirmation of delivery from the overnight courier service; or (d) three Business Days after deposit with the U.S. Post Office, Royal Mail or other governmental postal service, postage prepaid, registered or certified with return receipt requested and addressed to the party to be notified at the address indicated for such party below, or at such other address as such party may designate by 10 days’ advance written notice to the other parties given in the foregoing manner:

(a)      If to Parent:

2200 Fletcher Ave
4th Floor
Fort Lee, New Jersey 07024

Attention:   Jerry Stone
Telecopy:   (800) 705-6045

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019

Attention:   Andrew J. Nussbaum
Telecopy:   (212) 403-2000

(b)      If to the Company:

41 Perimeter Center East, Suite 400
Atlanta, Georgia 30346

Attention:  Chief Financial Officer
Telecopy:  (770) 391-6426

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036

Attention:  Gregory A. Fernicola
Telecopy:  (917) 777-2918

     Section 9.7    Entire Agreement. The Confidentiality Agreement, this Agreement and the other Transaction Documents collectively constitute the entire agreement between the parties with respect to the subject matter hereof. The Confidentiality Agreement, this Agreement and the other Transaction Documents supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, relating thereto, including the letter of intent dated as of April 1, 2008, the Original Agreement and the Existing Agreement (provided that the Original Support Agreement shall continue in force with respect to those Company Equityholders who have not executed the Second Amended and Restated Support Agreement, until such time as they have executed the Second Amended and Restated Support Agreement).

     Section 9.8    Severability. If any provision of this Agreement or any other Transaction Document or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions thereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby; provided that in such case, a failure to comply with such provision shall be deemed to be a breach of this Agreement for purposes of this Agreement.

     Section 9.9    Consent to Jurisdiction.

               (a)       Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 9.9, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject mater hereof, may not be enforced in or by such courts.

               (b)       EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE TRANSACTION DOCUMENTS, THE TRANSACTION OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

     Section 9.10  Exhibits and Schedules; Disclosure. All Exhibits, Disclosure Statements and Schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter disclosed on any section of the Company Disclosure Statement or Parent Disclosure Statement shall be deemed to be disclosed with respect to any other section of such document, and with respect to any representation, warranty or covenant in this Agreement or the Transaction Documents, to which the applicability of such matter is reasonably apparent based on the information contained in such disclosure statement.

     Section 9.11  Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of Delaware (excluding any provision regarding conflicts of laws).

     Section 9.12  Counterparts. This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

     Section 9.13  Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any other Transaction Document prior to either the consummation of the Transaction or the termination of this Agreement, the party or parties who are or are to be thereby aggrieved will have the right of specific performance and injunctive relief giving effect to its or their rights under such

Transaction Document and such rights shall constitute the sole and exclusive remedy for such breach, other than for a breach involving fraud, willful misrepresentation or intentional breach. The parties agree that any such breach or threatened breach would cause irreparable injury, that the remedies at law for any such breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Each party agrees that the other party, its agents and representatives (each of whom shall be third party beneficiaries of this provision) shall have no liability to the first party except as set forth in this Agreement or the other Transaction Documents and except to the extent of such other party’s, such agent’s or such representative’s fraud, willful misrepresentation or intentional breach.

     Section 9.14  Rules of Construction. The following rules shall apply to the interpretation of this Agreement:

               (a)       The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

               (b)       Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and shall be deemed to refer to any such Law as amended and in effect at any time.

               (c)       For the purposes of this Agreement, the Disclosure Statements, the Schedules and Exhibits to this Agreement, (i) words in the singular will include the plural and vice versa and words of one gender will include the other gender as the context requires, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (iii) the word “including” and words of similar import will mean “including, without limitation,” unless otherwise specified, (iv) the word “or” will not be exclusive, (v) the phrase “made available” will mean that the information referred to has been made available if requested by the party to whom such information is to be made available, and (vi) any accounting term will have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations will be made, unless otherwise specifically provided herein, in accordance with GAAP consistently applied, and all references to GAAP, unless otherwise specifically provided herein, will be to United States GAAP.

               (d)       A “breach” of a representation, warranty, covenant, obligation or other provision of this Agreement or any Transaction Document will be deemed to have occurred if there is or has been any inaccuracy in or breach of or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision.

               (e)       The article, section and paragraph captions herein and the table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Unless otherwise specified, all references herein to numbered Articles and Sections are to Articles and Sections of this Agreement and all references herein to Exhibits are to Exhibits to this Agreement.

               (f)       Unless otherwise specified, all references contained in this Agreement or in any Transaction Document to “dollars” or “$” will mean United States Dollars.

               (g)       References to “ordinary course of business,” insofar as they relate to the Company, shall refer to the ordinary course of business for an early stage technology company seeking financing and commercial and strategic relationships.

[Signature Page Follows]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

POLARIS ACQUISITION CORP.:

By: _________________________
Name:
Title:

HUGHES TELEMATICS, INC.:

By: _________________________
Name:
Title:
The undersigned joins as a party to the
foregoing Agreement for the limited
purposes provided in Section 2.10 and Articles
VII and IX of the Agreement.
COMMUNICATIONS INVESTORS LLC
By: _________________________
Name:
Title:

[Signature Page to the Second Amended and Restated Agreement and Plan of Merger]

Exhibit A

Definitions

               1.1     Defined Terms. The following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

               “Action” means any legal, administrative, governmental or regulatory proceeding or other action, suit, proceeding, claim, arbitration, mediation, alternative dispute resolution procedure, inquiry or investigation by or before any arbitrator, mediator, court or other Governmental Entity.

               “Additional Agreements” shall mean the (i) Escrow Agreement and (ii) the Parent Shareholders’ Agreement to be entered into on terms consistent with the summary of material terms attached hereto as Exhibit F.

               “Additional Shares” shall mean the sum of the (i) Equity Proceeds Shares, if any, and (ii) Working Capital Shortfall Shares, if any.

               “Affiliate” means (a) with respect to a particular individual: (i) each member of such individual’s Family (as defined below in this definition); (ii) any Person that is directly or indirectly controlled (as defined below in this definition) by such individual or one or more members of such individual’s Family; and (iii) any Person with respect to which such individual or one or more members of such individual’s Family currently serves or has previously served as a director, officer, employee, partner, member, manager, executor, or trustee (or in a similar capacity).

               (b)     with respect to a specified Person other than an individual, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

               For purposes of this definition, (i) “control” of a Person will mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of Voting Securities, by Contract or otherwise; and (ii) the “Family” of an individual includes (A) the individual, (B) the individual’s spouse, (C) any other natural person who is a child, sibling or parent of the individual or the individual’s spouse, and (D) any other natural person who resides with such individual.

               “Agreement” has the meaning set forth in the preamble to this agreement.

               “Amended and Restated Co-Sale Agreement” has the meaning set forth in Section 4.19(a).

               “Amended and Restated Investor Rights and Voting Agreement” has the meaning set forth in Section 4.19(a).

               “Appraisal Shares” has the meaning set forth in Section 2.6(i).

               “Apollo” shall mean Apollo Management L.P. and its Affiliates (including Communications Investors LLC).

               “Business” means the business and operations of the Company and its Subsidiaries as conducted on the date of the Original Agreement.

               “Business Day” means a day on which banks and stock exchanges are open for business in New York (excluding Saturdays, Sundays and public holidays).

               “Business Intellectual Property” means patents, patent applications, trademarks and service marks (both registered and unregistered), trade names, uniform resource locators and Internet domain names, know-how, confidential information, trade secrets, copyrights, copyright applications and registrations, industrial designs, proprietary inventions, invention disclosures, intellectual property rights in business methods and electronic databases, and all other intellectual property rights, in each case as used to conduct the Business in the ordinary course of business.

               “Certificate of Merger” has the meaning set forth in Section 2.2.

               “Change in Recommendation” means the withdrawal of, or modification in a manner adverse to the Company of, the recommendation of the Parent Board of Directors to the Parent Stockholders referred to in Section 6.2(d) or the recommendation by the Parent Board of Directors to the Parent Stockholders to vote in favor of any transaction other than the Merger or a transaction related to the Merger.

               “Change of Control or Reorganization Event” means the occurrence of any of the following events:

               (a)     the acquisition by any Person of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of more than 50% of the voting power of the Surviving Corporation’s outstanding Voting Securities (or the outstanding Voting Securities of any successor entity); provided that such an acquisition by a Permitted Holder or any entity over which a Permitted Holder has the ability to exercise control or has over 50% of the equity interests, or otherwise holds direct or indirect control, shall not be a Change of Control or Reorganization Event; or

               (b)     the liquidation, dissolution or termination of the Surviving Corporation; or

               (c)     a sale of all or substantially all of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder or a group with respect to which one or more Permitted Holders has the ability to exercise control or has over 50% of the equity interests, or otherwise holds direct or indirect control.

               “Change of Control or Reorganization Event Consideration” means the cash and/or fair market value of securities or other consideration received by holders of Parent Common Stock in respect of one share of Parent Common Stock in connection with such Change of Control or Reorganization Event transaction.

               “Claim” has the meaning set forth in Section 6.13.

               “Closing” has the meaning set forth in Section 2.3.

               “Closing Date” has the meaning set forth in Section 2.3.

Exh. A-ii

               “Closing Price” means, with respect to the Parent Common Stock during the regular trading session (and excluding pre-market and after-hours trading) on any trading day, the last sale price regular-way or, in case no such sale takes place on such date, the average of the closing bid and asked prices regular-way on the principal national securities exchange on which the securities are listed or admitted to trading, or, if on any day the Parent Common Stock is not so listed, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar or successor organization (and in each such case excluding any trades that are not bona fide, arm’s length transactions).

               “Code” has the meaning set forth in the preamble to this Agreement.

               “Common Applicable Percentage” means a fraction equal to (A) the difference of (i) 59,000,000 less (ii) the aggregate number of Preferred Escrowed Earnout Shares divided by (B) the sum of (i) the aggregate number of Common Transaction Shares, plus (ii) the aggregate number of Converted Option Shares.

               “Common Escrowed Earnout Shares” means the product of (A) the aggregate number of Common Transaction Shares multiplied by (B) the Common Applicable Percentage.

               “Common Exchange Ratio” means the quotient of (A) the sum of (i) 74,000,000, plus (ii) the Additional Shares, if any, less (iii) the aggregate number of Preferred Transaction Shares divided by (B) the sum of (i) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, plus (ii) the Company Net Option Shares.

               “Common Transaction Shares” has the meaning set forth in Section 2.6(c).

               “Company” has the meaning set forth in the preamble to this Agreement.

               “Company Acquisition Proposal” means, with respect to the Company, (x) other than with respect to the transactions contemplated by this Agreement or transactions permitted under Section 6.1(b)(ii), (viii) or (xi) hereof, (A) any offer, proposal or inquiry relating to, or any third party indication of interest in, any acquisition or purchase, direct or indirect, of any class of Equity Securities of the Company or its Subsidiaries (other than Networkcar) or (B) a merger, consolidation, share exchange, business combination, sale of assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction that would result in (i) the Permitted Holders owning less than 50% of the outstanding Voting Securities of the Company, its successor company or surviving corporation or (ii) a sale of all or a significant portion of the assets of the Company and its Subsidiaries, taken as a whole; or (y) other than with respect to the transactions described in this Agreement, any transaction with a special purpose acquisition company.

               “Company Board of Directors” shall mean the board of directors of the Company and any relevant committees.

               “Company Certificates” has the meaning set forth in Section 2.6(e).

               “Company Common Stock” has the meaning set forth in Section 2.6(b).

               “Company Disclosure Statement” means the Company Disclosure Statement dated as of the date hereof and delivered by the Company.

Exh. A-iii

               “Company Equityholders” means holders of Company Common Stock and other equity securities of the Company.

               “Company Equity Sale Proceeds” means $48,802,509 (which is (i) the net amount of cash consideration received by the Company, which shall be deemed to include Company Series B Preferred Stock applied in satisfaction of the Company’s outstanding trade payables up to $13 million, after deducting any associated discounts, costs and fees, including those of advisors or underwriters (excluding legal fees), and any dividends or distributions with respect to such Equity Securities, from the issuance and sale by the Company of Equity Securities of the Company after the execution of the Original Agreement and through the date hereof and (ii) the net amount of cash proceeds received by the Company as a result of the exercise of any Company Warrants issued to Trivergance, LLC.

               “Company Financial Statements” has the meaning set forth in Section 4.7(a).

               “Company Insurance Policies” has the meaning set forth in Section 4.18(a).

               “Company Leased Premises” has the meaning set forth in Section 4.11(c).

               “Company Material Adverse Effect” means any fact, circumstance, change or effect that, individually or in the aggregate, has or is reasonably likely to have a material adverse effect on (a) the ability of the Company to consummate the Transaction or (b) the business prospects, condition (financial or otherwise), assets or results of operations of the Company, taken as a whole; provided, however, that no facts, circumstances, changes or effects (by themselves or when aggregated with any other facts, circumstances, changes or effects) resulting from, relating to or arising out of the following shall be deemed by themselves to be or constitute a Company Material Adverse Effect: (i) the continuation or increase of net operating losses, the use of available capital resources and increased borrowings, in each case permitted hereunder and associated with the OEM Business (but not excluding the underlying cause of such losses, uses or borrowings); (ii) the effect of any change in the United States or foreign economies, capital markets or political conditions in general to the extent that it does not disproportionately affect the Company taken as a whole, relative to other participants in the industries in which the Company operates; (iii) the effect of any act of war, armed hostilities or terrorism which does not disproportionately affect the Company, taken as a whole, relative to other participants in the industries in which the Company operates; and (iv) the effect of any changes in Laws applicable to the Company or GAAP.

               “Company Material Contracts” means Contracts to which the Company or its Subsidiaries was a party as of the date of the Original Agreement (and which was pending or in force at such time):

               (a)     which provide for payments from the Company or its Subsidiaries of $1,000,000 or more during any year;

               (b)     concerning a material joint venture, joint development or other cooperation arrangement;

               (c)     relating to or evidencing Indebtedness for borrowed money of the Company or its Subsidiaries in excess of $1,000,000;

Exh. A-iv

               (d)     relating to the purchase or sale of property, or for the furnishing or receipt of services, including customer, supply or consulting Contracts and placement agent Contracts, which provide for payment to or from the Company or its Subsidiaries of $1,000,000 or more during the 12 month period ended December 31, 2007;

               (e)     which materially limit the ability of any of the Company or its Subsidiaries to compete in any line of business or with any Person or in any geographic area or which limit or restrict the ability of the Company or its Subsidiaries with respect to the development, marketing, sale or distribution of, or other rights with respect to, any products or services.

               (f)      that create, establish or define the terms and conditions of, govern the transfer, voting, economic or other rights of holders of, or otherwise relate to equity securities issued by the Company or its Subsidiaries, including the Organizational Documents of the Company and its Subsidiaries;

               (g)     under which the Company or its Subsidiaries have made any outstanding advance, loan or extension of credit to employees of the Company or its Subsidiaries in excess of $100,000;

               (h)     which provide for the payment of performance, manufacturing, management or transaction fees to the Company or its Subsidiaries for telematics services in excess of $5,000,000;

               (i)      for the purchase or sale of any material business, corporation, partnership, joint venture, association or other business organization or any material division, material assets, material operating unit or material product line thereof, which purchase or sale has not yet been consummated;

               (j)      relating to material employment, change of control, retention, severance or material consulting arrangements;

               (k)     for the purchase, license (as licensee) or lease (as lessee) by the Company of services, materials, products, personal property, supplies or other tangible assets from any supplier or vendor in excess of $2,500,000;

               (l)      required to be set forth on Section 4.20(b) of the Company Disclosure Statement; and

               (m)    the entering into of which is material and not in the ordinary course of business of the Company.

               “Company Net Option Shares” means the aggregate number of shares of Company Common Stock issuable upon the exercise of all Company Options outstanding immediately prior to the Effective Time multiplied by the Net Option Percentage.

               “Company Options” has the meaning set forth in Section 4.6(a)(ii).

               “Company Permits” has the meaning set forth in Section 4.16.

Exh. A-v

               “Company Preferred Stock” means the preferred stock of the Company, par value $0.01 per share.

               “Company Series A Preferred Stock” means Series A Preferred Stock of the Company, par value $0.01 per share.

               “Company Series B Preferred Stock” has the meaning set forth in the preamble to this Agreement.

               “Company Stock” means the Company Common Stock and the Company Preferred Stock, including the Company Series A Preferred Stock and the Company Series B Preferred Stock.

               “Company Stockholders” has the meaning set forth in Section 2.6(c).

               “Company Stock Plan” means the Hughes Telematics, Inc. 2006 Stock Incentive Plan.

               “Company Tax Returns” has the meaning set forth in Section 4.9(a).

               “Company Warrants” means any outstanding warrants to purchase Company Common Stock.

               “Confidentiality Agreement” has the meaning set forth in Section 6.6.

               “Consents” means all consents, waivers, approvals, requirements, allowances, novations, authorizations, declarations, filings, registrations and notifications.

               “Contract” means, with respect to any Person, all agreements, contracts, obligations, commitments and arrangements (whether written or oral) (a) to which such Person is a party; (b) under which such Person has any rights; (c) under which such Person has any Liability; or (d) by which such Person, or any of the assets or properties owned or used by such Person, is bound, including, in each case, all amendments, modifications and supplements thereto.

               “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, other than such liabilities that arise solely out of, or relate solely to, the Employee Benefit Plans listed in Section 4.17(a) of the Company Disclosure Statement.

               “Conversion Obligation” means, as of any relevant time of determination, the sum of (a) the amount that would be reflected on Parent’s consolidated balance sheet in the line item “Common Stock Subject to Possible Conversion” as of such time (it being understood that such line item refers to conversions by Parent Stockholders who vote against the Transaction and elect conversion of their shares) and (b) the amounts payable by Parent pursuant to Parent Repurchases.

               “Converted Option” has the meaning set forth in Section 2.6(g).

               “Converted Option Shares” has the meaning set forth in Section 2.6(g).

               “Corporate Records” has the meaning set forth in Section 4.1(b).

Exh. A-vi

               “Credit Agreement Documentation” means the Credit Facility and ancillary agreements and documentation entered into in connection therewith.

               “Credit Facility” means the Amended and Restated Credit Agreement, dated as of April 9, 2008, by and among the Company, Morgan Stanley Senior Funding, Inc., as administrative agent, Morgan Stanley & Co. Incorporated, as collateral agent, and the lenders named therein party thereto from time to time.

               “Customers” has the meaning set forth in Section 4.23.

               “Deductible” has the meaning set forth in Section 7.2(b).

               “Developed Software” has the meaning set forth in Section 4.20(d)(vi).

               “DGCL” means the General Corporation Law of the State of Delaware.

               “Disclosure Statements” means the Company Disclosure Statement and the Parent Disclosure Statement.

               “Earnout Options” has the meaning set forth in Section 2.6(g).

               “Effective Time” has the meaning set forth in Section 2.2.

               “Employee Benefit Plan” means any employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program, policy, contract, letter or agreement.

               “Employees” has the meaning set forth in Section 6.1(c)(iii).

               “Environmental Law” has the meaning set forth in Section 4.14.

               “Equity Proceeds Shares” means 4,880,251 shares.

               “Equity Securities” means any capital stock, limited liability company interest or other equity or voting interest or any security, warrant, or evidence of indebtedness convertible into or exchangeable for any capital stock, or limited liability company interest or other equity interest, or any right, warrant or option to acquire any of the foregoing.

               “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

               “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

               “Escrow Agent” has the meaning set forth in Section 2.8(a).

Exh. A-vii

               “Escrow Agreement” has the meaning set forth in Section 2.8(a).

               “Escrow Representative” shall mean, initially, Communications Investors LLC and each successor thereto appointed by its respective predecessor.

               “Escrowed Earnout Shares” means the sum of (A) Common Escrowed Earnout Shares plus (B) Preferred Escrowed Earnout Shares.

               “Escrowed Indemnity Shares” has the meaning set forth in Section 2.10.

               “Escrowed Sponsor Earnout Shares” has the meaning set forth in Section 2.8(b).

               “Estimated Working Capital Shortfall” shall mean Parent’s good faith estimate of the Working Capital Shortfall, if any.

               “Exchange Act” means the Securities Exchange Act of 1934, as amended.

               “Excluded Taxes” means (i) any Taxes of the Company or its Subsidiaries for any Pre-Closing Tax Period in excess of any amounts specifically identified and reserved therefor on the face of the audited combined balance sheet of the Company and its Subsidiaries as of December 31, 2007 (rather than any notes thereto) (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income), as adjusted for the passage of time through the Closing Date in accordance with the ordinary course of business of the Company and its Subsidiaries consistent with past practice and (ii) any Taxes of any other Person for which the Company or any of its Subsidiaries may be liable under Treasury Regulation § 1.1502 -6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract or otherwise; provided, however, that Excluded Taxes shall not include any Taxes resulting from a failure of the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. For purposes of this Agreement, in the case of any taxable year or period beginning before and ending after the Closing Date, (x) Property Taxes of the Company and its Subsidiaries allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire taxable year or period multiplied by a fraction, the numerator of which is the number of days during the taxable year or period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire taxable year or period, and (y) Taxes (other than Property Taxes) of the Company and its Subsidiaries for the Pre-Closing Tax Period shall be computed as if such taxable year or period ended as of the close of business on the Closing Date.

               “Existing Agreement” has the meaning set forth in the preamble to this agreement.

               “First Target” has the meaning set forth in Section 2.8(c).

               “First Target Indemnity Shares” has the meaning set forth in Section 2.8(c).

               “First Target Shares” has the meaning set forth in Section 2.8(c).

               “First Tranche” has the meaning set forth in Section 2.6(d).

               “First Tranche Earnout Options” has the meaning set forth in Section 2.6(g).

               “GAAP” means United States generally accepted accounting principles.

               “Generation 1 Products and Services” means devices, systems, installations and services, including telematics communicators and telematics operations centers, for providing to Customers the following personal assistance safety services: automatic crash notification with

Exh. A-viii

GPS location, manual emergency call with GPS location, manual roadside assistance call with GPS location, remote door unlock via manual non-emergency call and stolen vehicle tracking with a valid police report.

               “Governmental Entity” means, in any jurisdiction, any (i) federal, state, local, foreign or international government; (ii) court, arbitral or other tribunal; (iii) governmental or quasi-governmental authority of any nature (including any political subdivision, instrumentality, branch, department, official or entity); or (iv) agency, commission, authority or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

               “Hazardous Materials” has the meaning set forth in Section 4.14.

               “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

               “Indebtedness” means, with respect to any Person on any date of determination (without duplication):

               (a)     the principal of, interest on and premium (if any) in respect of indebtedness of such Person for borrowed money;

               (b)     the principal of, interest on and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

               (c)     the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 90 days of incurrence);

               (d)     capitalized lease obligations of such Person;

               (e)     the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables); and

               (f)      the principal component of Indebtedness of other Persons to the extent guaranteed by such Person.

               “Indemnity Escrow Termination Date” has the meaning set forth in Section 2.10.

               “Initial Business Combination” has the meaning set forth in Section 6.13.

               “IPO” has the meaning set forth in Section 6.13.

               “knowledge” means (a) with respect to the Company, the actual knowledge of each of the Persons set forth on Section 1 of the Company Disclosure Statement; and (b) with respect to Parent, the actual knowledge of each of the Persons set forth on Section 1 of the Parent Disclosure Statement.

               “Law” and “Laws” means all laws, principles of common law, statutes, constitutions, treaties, rules, regulations, ordinances, codes, rulings, Orders, licenses and determinations of all Governmental Entities.

Exh. A-ix

               “Liability” means any and all claims, debts, liabilities, obligations and commitments of whatever nature, whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due, and whenever or however arising (including those arising out of any Contract or tort, whether based on negligence, strict liability or otherwise) and whether or not the same would be required by GAAP to be reflected as a liability in financial statements or disclosed in the notes thereto.

               “Lien” means any charge, “adverse claim” (as defined in Section 8-102(a)(1) of the Uniform Commercial Code) or other claim, community property interest, condition, equitable interest, lien, encumbrance, option, proxy, pledge, security interest, mortgage, right of first refusal, right of first offer, retention of title agreement, defect of title or restriction of any kind or nature, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

               “Losses” has the meaning set forth in Section 7.2(c).

               “Merger” has the meaning set forth in the preamble to this Agreement.

               “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

               “Multiple Employer Plan” has the meaning set forth in Section 4.17(g).

               “Net Option Percentage” means the difference, expressed as a percentage, between (a) 1 and (b) the quotient of (x) the weighted average exercise price of the existing Company Options divided by (y) the product of (i) the Common Exchange Ratio multiplied by (ii) $10.00.

               “Networkcar” means Networkcar, Inc., a Subsidiary of the Company.

               “Networkcar Acquisition Date” has the meaning set forth in Section 4.9(n).

               “Nonqualified Deferred Compensation Plan” has the meaning set forth in Section 4.17(m).

               “Notice of Claim” has the meaning set forth in Section 7.3(a).

               “OEM Business” means the Company’s capital intensive development of a next-generation, in-vehicle, end-to-end telematics solution that is being marketed to automotive manufacturers in the United States, which business is currently in the development stage and has no current revenues.

               “OEM Relationships” has the meaning set forth in Section 6.1(a)(ii).

               “Order” means any award, decision, stipulation, injunction, judgment, order, ruling, subpoena, writ, decree or verdict entered, issued, made or rendered by any Governmental Entity.

               “Organizational Documents” means, with respect to any Person, its certificate or articles of incorporation, its by-laws, its memorandum and articles of association, its limited liability company agreement or operating agreement, its certificate of formation, its partnership or limited partnership agreement, its trust indenture or agreement or other documentation governing the organization or formation of such Person, but not any shareholder, registration

Exh. A-x

rights, subscription or other Contract to which such Person may become a party after its formation or organization.

               “Original Agreement” means the Agreement and Plan of Merger, dated as of June 13, 2008, by and between Parent and the Company, without giving effect to any subsequent amendment or restatement thereof.

               “Other Filings” has the meaning set forth in Section 6.2(a).

               “Parent” has the meaning set forth in the preamble to this Agreement.

               “Parent Acquisition Proposal” means, with respect to Parent, other than the transactions contemplated by this Agreement, any offer or proposal by Parent relating to (A) an acquisition or purchase by Parent, direct or indirect, of all or substantially all of the assets of a third party or a class of equity or Voting Securities of a third party, (B) any tender or exchange offer by Parent for the securities of a third party, or (C) a merger, consolidation, share exchange, business combination, sale of assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Parent.

               “Parent Board of Directors” shall mean the board of directors of the Parent and any relevant committees.

               “Parent Common Stock” has the meaning set forth in Section 2.6(a).

               “Parent Contracts” means, as of the date of the Original Agreement:

               (a)     any “material contact” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC;

               (b)     all Contracts to which Parent is a party or by which any of Parent’s assets may be bound, subjected or affected, which either (a) creates or imposes a liability greater than $100,000 or (b) may not be cancelled by Parent on 30 days’ or less prior notice;

               (c)     all Contracts concerning a partnership, joint venture, joint development or other cooperation arrangement;

               (d)     all Contracts with any Governmental Entity;

               (e)     all Contracts relating to or evidencing Indebtedness of Parent (or the creation, incurrence, assumption, securing or guarantee thereof);

               (f)     all material Contracts for the purchase of any business, corporation, partnership, joint venture, association or other business organization or any division, material assets, material operating unit or material product line thereof;

               (g)     all material Contracts relating to employment, change of control, retention, severance or material consulting or advising arrangements; and

               (h)     all Contracts which are otherwise material to Parent which are not described in any of the categories specified above.

Exh. A-xi

               “Parent Disclosure Statement” means the Parent Disclosure Statement dated as of the date hereof and delivered by Parent herewith.

               “Parent Indemnitees” has the meaning set forth in Section 7.2(a).

               “Parent Material Adverse Effect” means any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, (a) is, or is reasonably likely to become, materially adverse to the business, prospects, condition (financial or otherwise), assets or results of operations of Parent or (b) would prevent or materially impair or materially delay the ability of Parent to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that no facts, circumstances, changes or effects (by themselves or when aggregated with any other facts, circumstances, changes or effects) resulting from, relating to or arising out of the following shall be deemed by themselves to be or constitute a Parent Material Adverse Effect: (i) the effect of any change in the United States or foreign economies, capital markets or political conditions in general to the extent that it does not disproportionately affect the Parent taken as a whole, relative to other participants in the industries in which Parent operates; (ii) the effect of any act of war, armed hostilities or terrorism which does not disproportionately affect the Parent relative to other participants in the industries in which Parent operates; and (iii) the effect of any changes in applicable Laws applicable to Parent or GAAP.

               “Parent Net Working Capital” means the excess of (i) the sum of the assets of Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the financial statements included in the Parent SEC Reports (excluding any asset related to the exercise or notice of exercise of any Parent Warrants), less (ii) the sum of the liabilities of Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the financial statements included in the Parent SEC Reports; provided that (1) all expenses associated with the transactions contemplated hereby (including all unpaid costs and expenses triggered by consummation of the Transactions, including any deferred fees or discounts payable to any underwriters and any fees and expenses of any independent investment banking or valuation firm, and any transaction bonuses, retention bonuses or similar liabilities entered into by the Parent and its Subsidiaries prior to the Effective Time that are triggered upon consummation of the Merger) shall be included in Parent’s liabilities, (2) any deferred underwriting discounts and commissions earned by the underwriters of Parent’s initial public offering, but not yet paid, shall be included in Parent’s liabilities, (3) if any underwriter or advisor accepts Parent Common Stock in lieu of cash consideration in satisfaction of such deferred underwriting discounts and commissions or advisory fees (in accordance with the definition of “Repurchase Amount”), each such share of Parent Common Stock shall be valued at $10.00 per share for purposes of calculating the liability of Parent with respect thereto (4) the amounts reflected in the line item “Investments held in trust” on Parent’s balance sheet shall be included in Parent’s assets, (5) the Conversion Obligation shall not be included in Parent’s liabilities and (6) the amounts included in the line item “Deferred tax asset” shall not be included in Parent’s current assets.

               “Parent Repurchases” has the meaning set forth in Section 6.1(c)(iii).

               “Parent SEC Reports” has the meaning set forth in Section 5.18(a).

Exh. A-xii

               “Parent Stockholders” means holders of Parent Common Stock.

               “Parent Stockholder Approval” means the approval of the Transaction and all other Voting Matters, by the Parent Stockholders holding the number of shares of Parent Common Stock required under the DGCL and Parent’s Organizational Documents to authorize and approve such Voting Matters; provided that, even if such vote were obtained, the Parent Stockholder Approval shall be deemed not to have occurred if holders of 30% or more of the shares of Parent Common Stock that were issued in Parent’s initial public offering vote against the Transaction and properly elect conversion of their shares.

               “Parent Stockholders’ Meeting” has the meaning set forth in Section 6.2(b).

               “Parent Tax Returns” has the meaning set forth in Section 5.10(a).

               “Parent Warrants” means any outstanding warrants to purchase Parent Common Stock.

               “Permits” means all Consents, licenses, permits, certificates, variances, exemptions, franchises and other approvals issued, granted, given, required or otherwise made available by any Governmental Entity.

               “Permitted Holders” means Apollo.

               “Permitted Liens” means, with respect to any Person, Liens (a) for Taxes, assessments and other governmental charges, if such Taxes, assessments or charges shall not be due and payable or which the Person is contesting in good faith and for which adequate reserves have been established; (b) for inchoate workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business in respect of obligations which are not overdue; (c) for minor title defects, recorded easements, and zoning, entitlement or other land use or environmental regulation, which minor title defects, recorded easements and regulations do not, individually or in the aggregate, impair the continued use, occupancy, value or marketability of title of the property to which they relate or the Business, assuming that the property is used on substantially the same basis as such property is currently being used by the Company or its Subsidiaries; (d) which are disclosed or reserved against in the Company Financial Statements; (e) which were incurred in the ordinary course of business since December 31, 2007; or (f) arising under or permitted by the Credit Agreement Documentation.

               “Per Share Common Merger Consideration” has the meaning set forth in Section 2.6(c).

               “Per Share Preferred Merger Consideration” has the meaning set forth in Section 2.6(c).

               “Person” means any individual, sole proprietorship, firm, corporation (including any non-profit corporation and public benefit corporation), general or limited partnership, limited liability partnership, joint venture, limited liability company, estate, trust, association, organization, labor union, institution, entity or Governmental Entity, including any successor (by merger or otherwise) of such entity.

               “Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning on or before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date.

Exh. A-xiii

               “Preferred Conversion Ratio” means the number of shares of Company Common Stock (including fractions thereof) issuable upon the conversion of one share of Company Series B Preferred Stock at any relevant time of determination.

               “Preferred Conversion Shares” means the product of (A) the number of shares of Company Series B Preferred Stock outstanding as of the relevant time of determination multiplied by (B) the Preferred Conversion Ratio.

               “Preferred Escrowed Earnout Shares” means the product of (A) the aggregate number of shares of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time multiplied by (B) 1.5.

               “Preferred Exchange Ratio” means 2.5.

               “Preferred Transaction Shares” has the meaning set forth in Section 2.6(c).

               “Preferred Working Capital Shortfall Percentage” means the quotient of (A) Preferred Conversion Shares divided by (B) the sum of (i) Company Common Stock outstanding immediately prior to the Effective Times, plus (ii) Company Net Option Shares, plus (iii) Preferred Conversion Shares.

               “Preferred Working Capital Shortfall Shares” means the quotient of (i) the product of (A) the aggregate number of Working Capital Shortfall Shares multiplied by (B) the Preferred Working Capital Shortfall Percentage divided by (ii) the number of outstanding shares of Company Series B Preferred Stock.

               “Proceeds Shares Certificate” has the meaning set forth in Section 6.17.

               “Property Taxes” means real, personal and intangible ad valorem property taxes.

               “Prospectus” has the meaning set forth in Section 4.24.

               “Proxy Supplement” has the meaning set forth in Section 6.2(a).

               “Proxy Supplement Confirmation” has the meaning set forth in Section 6.2(e).

               “Proxy Statement” means the proxy statement dated February 12, 2009 mailed to the Parent Stockholders for purposes of soliciting proxies for the Parent Stockholders’ Meeting, as supplemented by the Proxy Supplement, as provided in Section 6.2(e).

               “Qualified Plans” has the meaning set forth in Section 4.17(c).

               “Release” has the meaning set forth in Section 101(22) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

               “Repurchase Amount” shall mean $40.5 million; provided, however, that (a) if Parent enters into any agreement or agreements (in a form reasonably acceptable to the Company) with one or more of the underwriters of Polaris’ IPO pursuant to which such underwriter(s) agree to accept shares of Parent Common Stock valued at $10 per share in lieu of a portion of the cash consideration that would otherwise have been payable (in accordance with agreements in effect as of the date hereof) to such underwriters as a result of the consummation of the Merger, the Repurchase Amount shall be increased, dollar for dollar, by such portion of such cash consideration, (b) if Parent enters into any agreement or agreements (in a form reasonably acceptable to the Company) with one or more of the financial advisors to Parent in connection with the Merger pursuant to which such financial advisor(s) agree to accept shares of Parent Common Stock valued at $10 per share in lieu of a portion of the cash consideration that would

Exh. A-xiv

otherwise have been payable (in accordance with agreements in effect as of the date hereof) to such financial advisor(s) as a result of the consummation of the Merger, the Repurchase Amount shall be increased, dollar for dollar, by such portion of such cash consideration, (c) if Parent enters into any agreement or agreements (in a form reasonably acceptable to the Company) with one or more of the financial advisors to the Company in connection with the Series B Financing Agreements pursuant to which such financial advisor(s) agree to contribute to Parent a portion of the cash consideration that has been paid or is payable (in accordance with agreements in effect as of the date hereof) to such financial advisors as a result of consummation of the Series B Preferred Stock issuance to support the Merger, the Repurchase Amount shall be increased, dollar for dollar, by such contributed portion and (d) if Parent enters into any agreement or agreements (in a form reasonably acceptable to the Company) with one or more of the advisors to Parent identified on Exhibit E hereof to reduce the aggregate amount of cash advisory fees set forth of Exhibit E hereof, the Repurchase Amount shall be increased, dollar for dollar, by the amount of such aggregate cash savings; provided that in no event shall the Repurchase Amount be increased to an amount in excess of $45 million in the aggregate.

               “Reorganization Actions” has the meaning set forth in Section 2.7.

               “Representatives” means, with respect to any Person, such Person’s Affiliates, directors, officers, employees, agents, consultants, advisors and other representatives, including legal counsel, accountants and financial advisors.

               “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC thereunder.

               “SEC” means the Securities and Exchange Commission.

               “Second Amended and Restated Company Support Agreement” has the meaning set forth in the preamble to this Agreement.

               “Second Target” has the meaning set forth in Section 2.8(d).

               “Second Target Indemnity Shares” has the meaning set forth in Section 2.8(d).

               “Second Target Shares” has the meaning set forth in Section 2.8(d).

               “Second Tranche” has the meaning set forth in Section 2.6(d).

               “Second Tranche Earnout Options” has the meaning set forth in Section 2.6(g).

               “Section 262” has the meaning set forth in Section 2.6(c).

               “Securities Act” means the Securities Act of 1933, as amended.

               “September 30, 2008 Parent Balance Sheet” has the meaning set forth in Section 5.8(a).

               “Series B Financing Agreements” as the meaning set forth in Section 4.27.

               “Series B Preferred Holders” has the meaning set forth in the preamble to this Agreement.

               “Series B Convertible Preferred Stock” has the meaning set forth in the preamble to this Agreement.

Exh. A-xv

               “Share Price” means, with respect to the Parent Common Stock on any measurement date, either (i) the Closing Price or (ii) the VWA Price.

               “Share Price Triggers” has the meaning set forth in Section 2.8(f).

               “Shareholders’ Agreement” means the final and definitive Parent Shareholders’ Agreement, which shall be consistent with the terms set forth the in the Amended Shareholders’ Agreement Term Sheet attached hereto as Exhibit F.

               “Sponsors” means the Parent Stockholders set forth on Section 2.8(b) of the Parent Disclosure Statement.

               “Stock Purchase Agreement” has the meaning set forth in Section 4.19(b). “Subsidiary” means, with respect to any party, any corporation, partnership, association, trust or other form of legal entity of which more than 50% of the outstanding equity securities are on the date hereof directly or indirectly owned by such party; provided that no Person will be considered to be a Subsidiary of such Person’s general partner by virtue of such general partnership interest.

               “Suppliers” means manufacturers, vendors or suppliers.

               “Survival Period” has the meaning set forth in Section 7.1.

               “Surviving Corporation” has the meaning set forth in the preamble to this Agreement.

               “Target” means the First Target, the Second Target and/or the Third Target, as applicable.

               “Target Shares” means the First Target Shares, the Second Target Shares or the Third Target Shares.

               “Taxes” or “Tax” means all federal, national, state, province, local and foreign taxes, charges, duties, fees, levies or other assessments, including without limitation income, excise, property, sales, use, gross receipts, recording, insurance, value addeds, profits, license, withholding, payroll, employment, capital stock, customs duties, net worth, windfall profits, capital gains, transfer, registration, estimated, stamp, social security, environmental, occupation, franchise or other taxes of any kind whatsoever, imposed by any Governmental Entity, and all interest, additions to tax, penalties and other similar amounts imposed thereon.

               “Tax Return” means, with respect to any Person, all federal, national, state, province, local and foreign Tax returns, reports, declarations, statements and other documentation, including any schedule or attachment thereto, required to be filed by or on behalf of such Person (or any predecessor) or any consolidated, combined, affiliated or unitary group of which such Person is or has been a member (but only with respect to taxable periods during which such Person is a member thereof), including information returns required to be provided to any payee or other Person.

               “Termination Date” means May 15, 2009.

               “Third Party Claim” has the meaning set forth in Section 7.3.

               “Third Target” has the meaning set forth in Section 2.8(e).

               “Third Target Indemnity Shares” has the meaning set forth in Section 2.8(e).

Exh. A-xvi

               “Third Target Shares” has the meaning set forth in Section 2.8(e) .

               “Third Tranche” has the meaning set forth in Section 2.6(d) .

               “Third Tranche Earnout Options” has the meaning set forth in Section 2.6(g) .

               “Threshold Working Capital” means $138,000,000.

               “Tranche” has the meaning set forth in Section 2.6(d) .

               “Transaction” means the transactions contemplated by the Transaction Documents.

               “Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, as modified by the Company Disclosure Statement and the Parent Disclosure Statement and the Second Amended and Restated Company Support Agreement; provided, that upon execution and delivery of any Additional Agreement by all parties thereto based on a term sheet or form of agreement attached to this Agreement, such Additional Agreement shall supersede such term sheet or form of agreement and shall become a Transaction Document.

               “Transaction Options” has the meaning set forth in Section 2.6(g) .

               “Transaction Shares” has the meaning set forth in Section 2.6(c) .

               “Trust Account” has the meaning set forth in Section 6.13.

               “Trust Agreement” has the meaning set forth in Section 4.24.

               “Unaffiliated Directors” has the meaning set forth in Section 7.6.

               “Voting Matters” has the meaning set forth in Section 6.2(a) .

               “Voting Securities” shall mean, with respect to any Person, the common stock and any other securities issued by such Person that are outstanding and entitled to vote generally in the election of directors of such Person.

               “VWA Price” means, with respect to the Parent Common Stock during the regular trading session (and excluding pre-market and after-hours trading) on any trading day, the volume-weighted average price of one share of Parent Common Stock, as reported by Bloomberg, L.P., on such trading day.

               “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

               “Working Capital Certificate” has the meaning set forth in Section 6.17.

               “Working Capital Shortfall” means, as of immediately prior to the Effective Time, the positive difference, if any, between (A) Threshold Working Capital and (B) Parent Net Working Capital.

               “Working Capital Shortfall Shares” means the number of shares of Parent Common Stock equal to (i) the Working Capital Shortfall divided by (ii) $10.00.

Exh. A-xvii